PART II

Item 8. Financial Statements and Supplementary Data

Table of Contents	F - 1	Financial Statement Index

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Affinity Gaming
Las Vegas, Nevada

In our opinion, the accompanying consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, owners' equity (deficit) and cash flows for the year then ended present fairly, in all material respects, the financial position of Affinity Gaming and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada
April 1, 2013, except for the condensed consolidated guarantor data described in Note 21, as to which the date is April 17, 2013.

Table of Contents	F - 2	Financial Statement Index

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Affinity Gaming
Las Vegas, Nevada
We have audited the accompanying consolidated balance sheet of Affinity Gaming, LLC and subsidiaries, formerly known as Herbst Gaming LLC, and subsidiaries (the “Successor”), as of December 31, 2011, and the related consolidated statements of operations, owners' equity, and cash flows for the year ended December 31, 2011. We have also audited the consolidated statements of operations, owners' equity (deficit), and cash flows for Herbst Gaming, Inc. and subsidiaries (the “Predecessor”) for the year ended December 31, 2010. These financial statements are the responsibility of the Successor's and Predecessor's (collectively, the “Company”) management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the Successor's consolidated financial statements present fairly, in all material respects, the financial position of the Successor at December 31, 2011 and the results of its operations and its cash flows for the year ended December 31, 2011. Further, in our opinion, the Predecessor's consolidated financial statements presents fairly, in all material respects, the results of its operations and its cash flows the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 1 and 2 to the consolidated financial statements, the United States Bankruptcy Court confirmed the Predecessor's First Amended Joint Plan of Reorganization (the "Order") confirming the amended joint plan of reorganization, as modified by the Findings of Fact and Conclusions of Law in Support of Order Confirming Debtors' First Amended Joint Plan of Reorganization (the "Findings of Fact") entered contemporaneously with the Order (the amended join plan of reorganization as modified by the Findings of Fact, the "Plan") on January 22, 2010. The Plan became effective on February 5, 2010 (the "Effective Date"), and was fully implemented on December 31, 2010 (the "Emergence Date"). Confirmation of the reorganization plan resulted in the discharge of certain claims against the Predecessor that arose before March 23, 2009, and on the Emergence Date, terminated all rights and interests of equity security holders as provided therein. In connection with its emergence from bankruptcy, the Successor adopted fresh start accounting as of December 31, 2010.

As discussed in Note 3 to the consolidated financial statements, the accompanying 2011 and 2010 financial statements have been retrospectively adjusted for discontinued operations.
As discussed in Note 17 to the consolidated financial statements, the disclosures in the accompanying 2011 and 2010 financial statements have been retrospectively adjusted for a change in the composition of reportable segments.
/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
March 30, 2012 (April 1, 2013 as to Note 17 and the effects of the restatement and reclassifications discussed in Note 19, and April 17, 2013 as to the December 31, 2011 and 2010 information within Note 21)

Table of Contents	F - 3	Financial Statement Index

AFFINITY GAMING
Consolidated Balance Sheets
(in thousands)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$126,873	$45,956
Restricted cash	608	9,237
Receivable, St Jo flood	—	4,068
Accounts receivable, net of reserve of $184 and $74, respectively	5,109	3,662
Prepaid expense	8,568	7,908
Inventory	2,835	2,854
Deferred tax asset	3,124	—
Total current assets	147,117	73,685
Property and equipment, net	267,948	218,594
Other assets, net	14,951	7,597
Assets held for sale (Note 3)	21,443	130,033
Intangibles, net	131,947	125,544
Goodwill	68,516	48,287
Total assets	$651,922	$603,740
LIABILITIES AND OWNERS’ EQUITY
Accounts payable	14,001	11,948
Accrued interest	2,581	97
Accrued expense	21,097	23,719
Income tax payable	516	184
Deferred income taxes	—	735
Current maturities of long-term debt	7,281	1,325
Total current liabilities	45,476	38,008
Long-term debt	389,435	347,075
Other liabilities	1,007	1,014
Liabilities held for sale (Note 3)	3,552	8,644
Deferred income taxes	5,322	2,764
Total liabilities	444,792	397,505

Commitments and contingencies (Note 15)

Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 20,257,625 shares issued and outstanding at December 31, 2012	20	—
Members’ capital, $10 par value; 20,200,001 common units authorized, issued and outstanding at December 31, 2011	—	198,033
Additional paid-in-capital	207,110	1,680
Retained earnings	—	6,522
Total owners’ equity	207,130	206,235
Total liabilities and owners’ equity	$651,922	$603,740
See notes to consolidated financial statements

Table of Contents	F - 4	Financial Statement Index

AFFINITY GAMING
Consolidated Statements of Operations
(in thousands)

	Successor		Predecessor
	Year Ended December 31,
	2012	2011	2010
REVENUE
Casino	$285,169	$265,810	$276,837
Food and beverage	45,784	41,710	43,733
Lodging	29,227	25,222	23,588
Fuel and retail	74,971	76,241	65,830
Other	21,210	18,629	19,527
Total revenue	456,361	427,612	429,515
Promotional allowances	(53,185)	(49,025)	(49,123)
Net revenue	403,176	378,587	380,392
EXPENSE
Casino	110,267	101,399	103,697
Food and beverage	46,395	41,806	43,278
Lodging	18,006	17,518	17,199
Fuel and retail	64,707	67,291	56,952
Other	9,649	12,546	14,188
General and administrative	72,830	69,011	72,518
Depreciation and amortization	23,266	21,169	32,294
Pre-opening expense	421	—	—
Corporate	12,726	12,201	11,936
Write downs, reserves and recoveries	(785)	(6,388)	—
Total expense	357,482	336,553	352,062
Operating income from continuing operations	45,694	42,034	28,330
Other income (expense)
Interest expense, net	(29,731)	(28,364)	55
Reorganization costs	—	—	(6,797)
Fresh-start adjustments	—	—	(160,316)
Reorganization of debt	—	—	633,659
Impairment charges	—	—	(75,746)
Loss on extinguishment (or modification) of debt	(8,842)	—	—
Other costs	—	(1,576)	—
Total other income (expense), net	(38,573)	(29,940)	390,855
Income from continuing operations before income tax	7,121	12,094	419,185
Provision for income taxes	(2,487)	(4,222)	—
Income from continuing operations	$4,634	$7,872	$419,185

Discontinued operations (Note 3):
Loss from discontinued operations before income tax	(9,085)	(1,877)	(30,940)
Benefit from income taxes	3,271	527	—
Loss from discontinued operations	$(5,814)	$(1,350)	$(30,940)
Net income (loss)	$(1,180)	$6,522	$388,245
See notes to consolidated financial statements

Table of Contents	F - 5	Financial Statement Index

AFFINITY GAMING
Consolidated Statements of Owners’ Equity (Deficit)
(in thousands)

	Common Stock
	Number of Shares	Amount	Members’ Capital	Additional Paid-In Capital	Retained Earnings (Deficit)	Total
Balance January 1, 2010 (Predecessor)	—	$—	$2,368	$1,631	$(392,244)	$(388,245)
Net income	—	—	—	—	388,245	388,245
Cancellation of predecessor equity	—	—	(2,368)	(1,631)	—	(3,999)
Elimination of predecessor deficit	—	—	—	—	3,999	3,999
Issuance of member units in connection with the emergence from Chapter 11 restructuring after fresh-start accounting	—	—	198,033	—	—	198,033
Balance December 31, 2010 (Successor)	—	—	198,033	—	—	198,033
Paid-in capital	—	—	—	1,680	—	1,680
Net income	—	—	—	—	6,522	6,522
Balance December 31, 2011	—	—	198,033	1,680	6,522	206,235
Paid-in capital	—	—	—	2,075	—	2,075
Net loss	—	—	—	—	(1,180)	(1,180)
Conversion from LLC to Corporation	20,257,625	20	(198,033)	203,355	(5,342)	—
Balance December 31, 2012	20,257,625	$20	$—	$207,110	$—	$207,130
See notes to consolidated financial statements

Table of Contents	F - 6	Financial Statement Index

AFFINITY GAMING
Consolidated Statements of Cash Flows
(in thousands)

	Successor		Predecessor
	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$(1,180)	$6,522	$388,245
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations, before income taxes	9,085	1,877	30,940
Depreciation and amortization	23,266	21,169	32,294
Amortization of debt issuance costs	1,306	324	—
Debt discount amortization	216	—	—
(Gain) loss on sale of property and equipment	(18)	108	—
Fresh-start accounting adjustment	—	—	160,316
Loss on impairment of assets	—	—	75,746
Reorganization of debt	—	—	(633,659)
Unamortized loan fees related to debt extinguishment	1,250	—	—
Insurance proceeds St Jo flood	1,005	—	—
Share-based compensation	2,075	1,680	—
Excess cash from discontinued operations	23,892	—	—
Deferred income taxes	(1,301)	3,499	—
Decrease (increase) in operating assets:
Accounts receivable	(446)	(4,438)	(2,260)
Prepaid expense	(720)	2,150	(307)
Inventory	19	325	(170)
Due from related parties	—	—	702
Other assets	883	591	(670)
Increase (decrease) in operating liabilities:
Accounts payable	315	525	(587)
Liabilities subject to compromise	—	—	(1,869)
Accrued interest	2,484	97	—
Accrued expense	(21)	(13,818)	7,376
Income tax payable	332	184	—
Other liabilities	(52)	(248)	(97)
Reorganization items	—	—	(5,889)
Net cash provided by operating activities	$62,390	$20,547	$50,111
Cash flows from investing activities:
Collection on notes and loans receivable	—	—	33
Restricted cash	8,629	(1,500)	(7,076)
Cash paid for business acquisition	(4,305)	—	—
Insurance proceeds St Jo flood	3,045	—	—
Proceeds from sale of property and equipment	66	1,078	40
Purchases of property and equipment	(26,425)	(30,728)	(21,153)
Net cash used in investing activities	$(18,990)	$(31,150)	$(28,156)
Cash flows from financing activities:
Payment on long-term debt	(349,900)	(1,600)	—
Proceeds from long term debt	398,000	—	—
Loan origination fees	(10,583)	(1,622)	—
Reorganization items	—	—	(38,258)
Net cash provided by (used in) financing activities	37,517	(3,222)	(38,258)
Net increase (decrease) in cash and cash equivalents	80,917	(13,825)	(16,303)
Cash and cash equivalents:
Beginning of year	45,956	59,781	76,084
End of year	$126,873	$45,956	$59,781

Supplemental cash flow information:
Cash paid during the period for interest	$29,171	$35,313	$—
Cash paid for reorganization items	—	—	9,731
Supplemental schedule of non-cash investing and financing activities:
Purchase of property and equipment financed through accounts payable	$3,781	$2,085	$251
Non-cash disposition of assets	29,993	—	—
Non-cash purchase of Colorado assets	67,078	—	—
Non-cash loan origination fees	62	—	—
Change in estimated values of acquired assets and liabilities (Note 3)
Prepaid assets	$—	$(459)	$—
Property and equipment	—	422	—
Goodwill	—	1,376	—
Accrued expense	—	(1,319)	—
See notes to consolidated financial statements.

Table of Contents	F - 7	Financial Statement Index

AFFINITY GAMING
Notes to Consolidated Financial Statements

1.    ORGANIZATION, CONSOLIDATION AND PRESENTATION OF FINANCIAL STATEMENTS

Organization

We originally organized Affinity Gaming (formerly known as Affinity Gaming, LLC; together with its subsidiaries, “Affinity”, “Successor”, “we” or “us”) as Herbst Gaming, LLC in the State of Nevada on March 29, 2010, to acquire substantially all of the assets of Herbst Gaming, Inc. (“HGI” and, together with its subsidiaries, the “Predecessor”) pursuant to Predecessor’s plan of reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Plan”).  The United States Bankruptcy Court for the District of Nevada, Northern Division (the “Bankruptcy Court”) jointly administered Predecessor’s bankruptcies under the lead case In re: Zante, Inc., Case No. BK-N-9-50746-GWZ.  The Predecessor substantially consummated their reorganization on December 31, 2010 (the “Emergence Date”), wherein we acquired all of Predecessor’s assets in consideration for the issuance of our membership interests and senior secured loans. We changed our name to Affinity Gaming, LLC on May 20, 2011, to reflect our new beginning, new Board of Directors and new management team.

On December 20, 2012 (the “Effective Time”), Affinity Gaming, LLC converted from a Nevada limited liability company into a Nevada corporation after adopting the Conversion Agreement and filing its Articles of Conversion with the Secretary of State of the State of Nevada. The resulting entity is now known as Affinity Gaming. Pursuant to the Conversion, at the Effective Time, among other things, (i) the membership interests of Affinity Gaming, LLC held by its members were converted into common shares of Affinity Gaming on a one-to-one basis and the members of Affinity Gaming, LLC became stockholders of Affinity Gaming, (ii) all property, subsidiaries, rights, privileges, powers and franchises of Affinity Gaming, LLC vested in Affinity Gaming, and all liabilities and obligations of Affinity Gaming, LLC became liabilities and obligations of Affinity Gaming, and (iii) the Articles of Organization and the Operating Agreement of Affinity Gaming, LLC, in each case as in effect immediately prior to the Effective Time, ceased to have any force or effect and the Articles of Incorporation, together with the Addendum thereto and the Bylaws of Affinity Gaming were adopted. Upon consummation of the Conversion, shares of our common stock were deemed to be registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. For purposes of Rule 12g-3(a), we are the successor issuer to Affinity Gaming, LLC.

Also on December 20, 2012, we adopted a shareholders' rights plan, which is intended to improve the bargaining position of our Board of Directors in the event of an unsolicited offer to acquire our outstanding common stock, by entering into a Rights Agreement, dated December 21, 2012, with American Stock Transfer & Trust Company, LLC, as rights agent. The Board of Directors implemented the rights plan by declaring a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock held of record as of December 21, 2012, and directing the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially entitles holders of our common stock to buy from us one one-thousandth of a share of our Series A Preferred Stock, par value $0.001 per share (the “Preferred Shares”) at a price of $45.00 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment. The Rights expire on December 21, 2015, unless extended or earlier redeemed. The Rights will generally become exercisable only following the tenth day after a person or group acquires or obtained the right to acquire or announced a tender or exchange offer that if consummated would result in such person or group acquiring beneficial ownership of 15% or more of our outstanding common stock. Upon the occurrence of a triggering event, the Rights will entitle every holder of our common stock, other than the acquirer, to purchase our stock or stock of our successor on terms that would likely be economically dilutive to the acquirer. Our Board of Directors, however, has the power to amend the terms of the Rights without the consent of the holders of the Rights so that it does not apply to a particular acquisition proposal or to redeem the rights for a nominal value before they become exercisable.

In addition, if we are acquired in a merger or other business combination transaction, or sell 50% or more of our assets or earnings power then, in lieu of the right to purchase our Preferred Shares, each Right will thereafter generally entitle its holder to receive the number of shares of common stock of the acquiring company using the same formula as for our common stock. The Rights expire on December 21, 2015 unless extended or earlier redeemed or terminated. We believe these features will likely encourage an acquirer to negotiate with our Board of Directors before commencing a tender offer or to condition a tender offer on the board taking action to prevent the rights from becoming exercisable, as the Rights may cause substantial dilution to a person or group that acquires or seeks to acquire 15% or more of our outstanding common stock.

Table of Contents	F - 8	Financial Statement Index

Business

We are a Nevada corporation, headquartered in Las Vegas, which owns and operates 12 casinos, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. We also provide consulting services to Hotspur Casinos Nevada, Inc. (“Hotspur”), the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas.  Under the terms of the consulting agreement, we receive a fixed monthly fee.

On February 27, 2012, we sold our casino in Searchlight, Nevada and the portion of our slot route operations relating solely to the Terrible Herbst convenience stores to JETT Gaming, LLC (“JETT”), a Las Vegas based slot route operator (the “JETT Transactions”). On February 29, 2012, we sold the remainder of our slot route operations, as well as our two Pahrump, Nevada casinos, to Golden Gaming, LLC, f/k/a Golden Gaming, Inc. (“Golden Gaming”), a Las Vegas based casino, tavern and slot route operator (the “Golden Gaming Disposition”). In addition, as part of the transaction with Golden Gaming, we acquired the land and buildings of the Golden Mardi Gras Casino, Golden Gates Casino and Golden Gulch Casino (together, the “Black Hawk Casinos”)—all located in Black Hawk, Colorado (the “Golden Gaming Acquisition” and together with the Golden Gaming Disposition and the JETT Transactions, the “Acquisition and Disposition Transactions”). We had leased the Black Hawk Casinos back to Golden Gaming through October 31, 2012, earning lease revenue while we waited for approval of our Colorado gaming licenses. We began operating the Black Hawk Casinos on November 1, 2012, after obtaining our Colorado gaming licenses.

On February 1, 2013, we sold the Sands Regency Casino Hotel in Reno, Nevada, the Gold Ranch Casino & RV Resort in Verdi, Nevada, and the Dayton Depot Casino in Dayton, Nevada to Truckee Gaming, LLC (“Truckee Gaming,” and the transaction, the “Truckee Disposition”).

Consolidation and Presentation

We prepare our consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP"). While preparing our financial statements, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenue and expense during the reporting period. Accordingly, actual results could differ from those estimates. Reported amounts that require us to make extensive use of estimates include the fair values of assets and liabilities related to fresh-start accounting, reorganization valuation, depreciation and amortization, the estimated allowance for doubtful accounts receivable and the estimated cash flows we use in assessing the recoverability of long-lived assets, as well as the estimated fair values of certain assets related to write downs and impairments, contingencies and litigation, and claims and assessments.

At December 31, 2010, we became a new reporting entity for financial reporting purposes, with a new basis in the identifiable assets and liabilities we assumed from Predecessor, a new capital structure and no retained earnings or accumulated losses. Accordingly, we present the consolidated financial statements of Predecessor separately from our consolidated financial statements. Between March 29, 2010 and December 31, 2010, Successor had no operations or results.

We adopted fresh-start accounting, which had a material effect on the consolidated financial statements as of December 31, 2010. The accretion and amortization of fresh-start adjustments had a material impact on our consolidated statements of operations and cash flows for periods subsequent to December 31, 2010.

In this prospectus, when we use the terms “we”, “us”, or “our” in relation to the period commencing after the Emergence Date, we are referring to Successor, and when we use those terms in relation to the period prior to the Emergence Date, we are referring to Predecessor. These references include the subsidiaries of Successor or Predecessor, unless otherwise indicated or unless the context requires otherwise.

We include all of our subsidiaries in our consolidated financial statements, eliminating all significant intercompany balances and transactions during consolidation.

As discussed in Note 19, we have revised certain amounts in the accompanying consolidated financial statements for 2011 and 2010 from the amounts previously reported to correct certain errors, report certain operations as discontinued operations and make certain other reclassifications. As discussed in Note 17, we have also changed the composition of our reportable segments.

Table of Contents	F - 9	Financial Statement Index

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Our cash and cash equivalents include demand deposits with financial institutions and short-term, highly-liquid instruments with original maturities of three months or less when purchased. The carrying value of the deposits and instruments approximates their fair value due to their short-term maturities.

Restricted Cash

Restricted cash consists primarily of cash held in reserve to satisfy Predecessor legal claims assumed by Successor. These cash reserves have been established to meet contingent liabilities or obligations of the Company. See Note 15 for further detail related to litigation reserves.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants (an exit price). When reporting the fair values of our financial instruments, we prioritize those fair value measurements into one of three levels based on the nature of the inputs, as follows:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets and liabilities;

•
Level 2 –    Valuations based on observable inputs that do not meet the criteria for Level 1, including quoted prices in inactive markets and observable market data for similar, but not identical instruments; and

•	Level 3 – Valuations based on unobservable inputs, which are based upon the best available information when external market data is limited or unavailable.

The fair value hierarchy requires us to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. For some products or in certain market conditions, observable inputs may not be available.

Restructuring Costs

For 2010, restructuring costs include expense related to the evaluation of financial and strategic alternatives, as well as special legal and other advisors’ fees associated with our reorganization efforts prior to the Petition Date, including preparation for the bankruptcy filing of the Predecessor and its subsidiaries.

Other Costs

For the twelve months ended December 31, 2011, the line item Other costs includes approximately $0.4 million in contingent expense related to Internal Revenue Service (“IRS”) claims against the Predecessor and approximately $1.2 million in bankruptcy-related professional and trustee fees incurred by the Successor. We recorded an adjustment in the amount of $1.3 million to the liabilities we acquired from the Predecessor for IRS claims that came to our attention during the second quarter of 2011, and we recorded subsequent adjustments to that liability as expense in Other costs. We did not record any adjustments related to the IRS liabilities during 2012.

Reorganization Costs

For 2010, we have separately reported revenue, expense, and realized gains and losses that were directly associated with the reorganization of Predecessor’s business as reorganization costs in the statements of operations. In addition, we have separately reported cash provided by or used for reorganization activities in the consolidated statements of cash flows.

Table of Contents	F - 10	Financial Statement Index

Accounts Receivable

We periodically perform credit evaluations of our customers to minimize the risk of credit losses. To determine an allowance for potential credit losses related to our accounts receivable, we review accounts receivable balances based on our collections experience and the age of the receivables. In connection with fresh-start accounting, Predecessor potential credit losses were eliminated and receivables were recorded at estimated fair value.

Inventory

We record our inventory, which includes food, beverage, retail items and gasoline, at the lower of cost or market value. We determine cost using the first-in, first-out method.

Property and Equipment

We state property and equipment at cost and depreciate such assets using the straight-line method over the estimated useful lives of each assets category. For leasehold improvements, we determine amortization using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

The following table presents useful lives by asset class:

Building	40 years
Gaming equipment	5 years
Furniture, fixtures, and equipment	5-10 years
Leasehold improvements	1-20 years

Debt Issuance Costs

We capitalize debt issuance costs incurred in connection with the issuance of long-term debt and amortize such costs to interest expense using the straight-line method, which approximates the effective interest method, over the terms of the related debt agreements. Capitalized debt issuance costs at December 31, 2012 were $9.4 million, net of accumulated amortization of $1.2 million, while at December 31, 2011, capitalized debt issuance costs were $1.3 million, net of accumulated amortization of $0.3 million.

Self-Insurance Reserves

We are self-insured up to certain stop loss amounts for workers’ compensation costs. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported. In estimating these accruals, we consider historical loss experience and make judgments about the expected levels of costs per claim. We believe our estimates of future liability are reasonable based upon our methodology; however, changes in health care costs, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Self-insurance reserves are included in accrued expense on our consolidated balance sheets in the amounts of $0.8 million and $0.6 million at December 31, 2012 and 2011, respectively.

Long-Lived Assets

When events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable, we evaluate long-lived assets for potential impairment, basing our testing method upon whether the assets are held for sale or held for use. For assets classified as held for sale, we recognize the asset at the lower of carrying value or fair market value less costs of disposal, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. For assets

Table of Contents	F - 11	Financial Statement Index

held and used, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected undiscounted future cash flows is less than the carrying value of the asset, we recognize an impairment loss for the difference between the carrying value of the asset and its fair value. During 2012, we recognized a loss on impairment related to the Truckee Disposition, as more fully described in Note 3. Our testing revealed no impairments during 2011 or 2010.

Goodwill and Intangible Assets

We evaluate our goodwill and indefinite-lived intangible assets, which are not subject to amortization, during the fourth quarter of each year and between annual test dates in certain circumstances. Indefinite-lived intangible assets consist primarily of license rights, which we test for impairment using a discounted cash flow approach, and trademarks, which we test for impairment using the relief-from-royalty method. Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. We test goodwill for relevant reporting units for impairment using a discounted cash flow analysis based on our budgeted future results discounted using a weighted average cost of capital, developed using a standard capital asset pricing model based on guideline companies in our industry, and market indicators of terminal year capitalization rates. During 2012, we recognized a loss on impairment related to the Truckee Disposition, as more fully described in Note 6. During our regular annual testing in 2012 and 2011 (excluding the testing related to the Truckee Disposition), the estimated fair values of our reporting units with associated goodwill substantially exceeded their carrying values for all our reporting units, so we did not record further impairment charges.

There are several estimates inherent in evaluating these assets for impairment. In particular, future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. In addition, the determination of capitalization rates and the discount rates used in the impairment tests are highly judgmental and dependent in large part on expectations of future market conditions.

Revenue and Promotional Allowances

We recognize casino revenue equal to the amounts wagered by patrons less the amounts we pay to winning patrons. Additionally, we recognize lodging revenue at the time guests occupy hotel rooms, and all other revenue at the time we provide the good or service to the patron. We present revenue from retail sales net of sales tax. Revenue from casino operations includes the retail value of food, beverage, goods and services we provide to customers on a complimentary basis; such complimentary amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Lodging	$12,462	$11,582	$10,832
Food and Beverage	13,166	11,712	11,032
Other	11,663	10,604	11,212
Total	$37,291	$33,898	$33,076

Guest Rewards Programs

Our guest rewards programs allow guests to earn certain point-based cash rewards or complimentary goods and services based on the volume of the guests' gaming activity. Guests can accumulate reward points over time which they may redeem at their discretion under the terms of the programs. If a guest does not earn any reward credits over the subsequent 12- to 18-month period, depending upon the casino, that guest forfeits their reward credit balance. Because guests can accrue the reward points, we expense those reward points, after giving effect to estimated forfeitures, as the guests earn them. We base our accruals on historical data, estimates and assumptions regarding the mix of rewards that guests will redeem and the costs of providing those rewards. We record the retail value of the point-based rewards, cash-back rewards or complimentary goods and services as promotional allowance, and we include the estimated costs of providing those rewards in the Casino line item in the expense section of our statement of operations.

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Cash, Hotel and Food Coupons

On a discretionary basis, we may award cash, lodging and food coupons to our gaming patrons, based in part on their play volume, to induce future play. The coupons are redeemable within a short time period (generally seven days for cash coupons and one month for lodging and food coupons), and guest cannot renew or extend the offer. We record the retail value of the good or service underlying the coupons as promotional allowance when guests redeem these coupons.

Accounting for Share-Based Compensation

For share-based compensation we award to employees, we recognize compensation expense over the vesting period during which the employee provides services in exchange for the award, using the grant-date fair value of the award to measure the expense. We estimate the grant-date fair value of stock options using the Black-Scholes-Merton option pricing model, which requires estimates for expected volatility, expected dividends, the risk-free interest rate and the expected term of the share-based award. We include an estimate of the number of awards that will be forfeited, and we update that number based on actual forfeitures. We determine the fair value of restricted stock awards based on the fair market value of our common stock on the grant date.

Income Taxes

On the Emergence Date, we elected to be treated as a partnership for income tax under the provisions of the Internal Revenue Code. Under those provisions, the members were liable for income tax on the our taxable income as it affected the members’ individual income tax returns. Effective April 1, 2011, we elected to be treated as a C-corporation for income tax under the provisions of the Internal Revenue Code. In connection with this election, we began recording a provision for income taxes as well as related tax asset and liability accounts (see Note 10). The Predecessor elected to be taxed as an S-corporation for income tax under the provisions of the Internal Revenue Code. Accordingly, no provision for income taxes has been included in the consolidated financial statements of the Predecessor.

Concentrations of Credit Risk

We maintain cash balances at certain financial institutions located in the states in which we operate. The balances are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At times, cash balances may be in excess of FDIC limits. As of December 31, 2012, we do not believe we have any significant concentrations of credit risk.

Recently Issued Accounting Pronouncements

In July 2012, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2012-02, Intangibles—Goodwill and Other (Topic 350)(“ASU No. 2012-2”).  In ASU No. 2012-2, the FASB gave entities the option of considering qualitative factors first when attempting to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired.  If an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity need not take further action; however, if an entity concludes otherwise, then it must perform the quantitative impairment test by comparing the fair value of the impaired asset with its carrying amount.  The amendments in ASU No. 2012-2, which we do not expect to materially affect our financial position, results of operations or cash flows, become effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012.

3.	ASSETS HELD FOR SALE

On September 7, 2012, we entered into an Asset Purchase Agreement (“Agreement”) with Truckee Gaming regarding the Truckee Disposition. The transaction closed on February 1, 2013. Truckee Gaming paid a base purchase price of $19.2 million less a $1.7 million credit for deferred maintenance capital plus an adjustment related to EBITDA through the closing date of the transaction of $1.4 million. Truckee Gaming received $2.9 million in cash as part of the assets transferred, which consisted of $2.5 million in cage cash and $0.4 million transferred as a purchase price adjustment. The Agreement also includes a contractual purchase price adjustment based on the working capital balances, exclusive of cash, with a payment to either

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Truckee Gaming or us, pegging the working capital balances at zero. Based on the preliminary working capital balances as of February 1, 2013, Truckee Gaming received $1.0 million as a purchase price adjustment. Net of the purchase price adjustments and cash delivered to Truckee Gaming, we received gross proceeds of $17.5 million which were deposited into an account subject to a control agreement to be withdrawn by us, as permitted under the Credit Agreement. We have included the results of operations for the casinos subject to the Truckee Disposition in discontinued operations, and we have reclassified their assets and liabilities as held for sale, for all periods presented.

Our former Chief Operating Officer, Ferenc Szony, submitted his resignation concurrent with the closing of the Truckee Disposition and he became a managing principal at Truckee Gaming. We have entered into an agreement with Mr. Szony under which he will provide services to us in connection with our consulting agreement with Hotspur.

Because the carrying values of the net assets of the properties we are selling to Truckee Gaming exceeded the estimated net proceeds stipulated in the Agreement, we determined that the goodwill and long-lived assets on the books of those properties had become impaired. After performing quantitative testing, in which we used an estimate of the proceeds we will receive as an estimate for the fair value of the underlying assets, we recorded a $0.9 million impairment of goodwill and a $13.6 million impairment to fixed assets. Due to the timing of the Agreement, we have not yet finalized certain aspects of the analysis, such as the amount of proceeds we will ultimately receive. As a result, our preliminary estimates and assumptions may change. The impairment losses have been included in results of discontinued operations in the accompanying 2012 consolidated financial statements.

On February 27, 2012, we consummated the transactions contemplated by the Asset Purchase and Sale Agreement (the “JETT Agreement”) with JETT Gaming, LLC (“JETT”). Pursuant to the JETT Agreement, upon the terms and subject to the conditions thereof, we agreed to sell the assets of our Searchlight Casino, in Searchlight, Nevada and our Terrible Herbst convenience store slot machine route operations (“Herbst Slot Route”) to JETT. We also agreed to terminate certain agreements with parties affiliated with both JETT and the former owners of Predecessor.  In consideration for the Searchlight Casino and the Herbst Slot Route, JETT agreed to (i) assume certain liabilities related to the Searchlight Casino and the Herbst Slot Route, (ii) pay an amount in cash for certain equipment used in the Herbst Slot Route, and (iii) enter into an agreement not to compete with our other slot route operations and not to solicit any of our employees engaged in the operation of our other businesses for a period of time.

On February 29, 2012, we substantially consummated the transactions contemplated by the Asset and Equity Purchase Agreement ("Golden Gaming Agreement") with Golden Gaming, LLC (formerly known as Golden Gaming, Inc.) ("Golden Gaming") and an Asset Purchase Agreement with an affiliate of Golden Gaming known as Golden Mardi Gras, Inc. (the “Black Hawk Agreement” and, together with the Golden Gaming Agreement, the “Golden Agreements”).  Pursuant to the Golden Gaming Agreement, upon the terms and subject to the conditions thereof, we sold the assets of our Terrible’s Town Casino and our Terrible’s Lakeside Casino & RV Park, both located in Pahrump, Nevada (the “Pahrump Casinos”), and our slot route operations (other than the Herbst Slot Route) (the “Slot Route”) to Golden Gaming, which also assumed certain liabilities related to the Pahrump Casinos and Slot Route.

Pursuant to the Black Hawk Agreement, upon the terms and subject to the conditions thereof, we agreed to purchase the assets and assume certain liabilities of Golden Gaming’s Golden Mardi Gras Casino, Golden Gates Casino and Golden Gulch Casino, each located in Black Hawk, Colorado ("Black Hawk Casinos"). We acquired the land and buildings of the Black Hawk Casinos which we leased back to Golden Gaming until we obtained our Colorado gaming licenses on October 18, 2012.  We recorded lease revenue of $6.5 million from Golden Gaming during the year ended December 31, 2012. On November, 1, 2012, we began operating the Black Hawk Casinos.

The Golden Agreements required us to pay a contractual purchase price adjustment based on the estimated values at closing of the Pahrump Casinos and Slot Route, on the one hand, and the Black Hawk Casinos on the other hand. For purposes of the purchase price adjustment, we determined the estimated values of the Pahrump Casinos and Slot Route and the Black Hawk casinos based on multiples of their trailing twelve months EBITDA as of their respective closing dates in February. We paid the purchase price adjustment of $4.3 million in cash.

In connection with the disposition of the Searchlight Casino, the Pahrump Casinos and the Slot Route and the payment of $4.3 million to Golden Gaming, and the acquisition of the Blackhawk Casinos, we have recorded a gain on the transaction as further described below.  The fair value of the Searchlight Casino, the Pahrump Casinos and the Slot Route at the closing of the transactions was estimated to be $67.1 million, which we used in the calculation of the gain.

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We recorded a gain of $3.4 million on the properties sold under the JETT Agreement and Golden Gaming Agreement, net of selling expense of approximately $2.8 million.  Selling expense primarily consisted of legal fees related to the purchase and sale agreements.  For the year ended December 31, 2012, discontinued operations includes only two months of operations related to the properties sold under the JETT Agreement and Golden Gaming Agreement, compared to full year-to-date results for the year ended December 31, 2011.

For each of the properties we sold or that we have contracted to sell, we classified their results of operations as discontinued operations for all periods presented in the accompanying consolidated statements of operations. We have retrospectively adjusted the amounts reported for 2011 and 2010 in the following two tables to give effect to such reporting of discontinued operations.

The following table summarizes operating results for discontinued operations (in thousands):

	Year ended December 31,
	2012	2011	2010
Net revenue	$82,145	$251,982	$255,927
Pretax loss from discontinued operations	$(9,085)	$(1,877)	$(30,940)
Discontinued operations, net of tax	$(5,814)	$(1,350)	$(30,940)

The following table details our assets held for sale and liabilities related to assets held for sale (in thousands), all of which were previously reported in our Nevada segment:

	December 31,
	2012	2011
Cash and cash equivalents	$4,659	$58,744
Receivables, net	448	1,039
Notes and loans receivable	—	280
Prepayments and other	1,433	4,134
Inventory	695	1,644
Property and equipment, net	9,381	41,597
Lease acquisition costs, net	—	7,477
Other assets, net	119	220
Intangibles	483	1,819
Goodwill	4,225	13,079
Total assets held for sale	$21,443	$130,033

Accounts payable	$831	$2,121
Accrued expense	2,721	6,157
Other liabilities	—	366
Total current liabilities related to assets held for sale	$3,552	$8,644

The amounts at December 31, 2012 represent the balance of assets and liabilities on our books related to the properties we have agreed to sell in the Truckee Disposition, not necessarily the amounts that will transfer to the buyer upon the closing of the transaction. The amounts as of December 31, 2011 represent the assets and liabilities related to the properties we have agreed

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to sell to Truckee Gaming plus the assets and liabilities related to the properties we sold under the JETT Agreement and Golden Gaming Agreement. The Slot Route and Pahrump Casino assets purchased by Golden Gaming included $24.4 million in cash. The assets sold to Truckee Gaming included $2.9 million in cash. In both transactions, we retained the excess.

4.	PURCHASE PRICE ALLOCATION

On February 29, 2012, we acquired the Black Hawk Casinos as part of an asset swap with Golden Gaming, LLC which was critical to and consistent with our long-term strategic vision to divest of non-core assets and expand our geographic diversity. For a purchase price of $72.1 million, we acquired $27.9 million of property and equipment, $14.1 million of land, $8.6 million of identifiable intangible assets, and $1.3 million in operating cash as part of the transaction. We recorded goodwill in the amount by which the purchase price exceeded the $51.9 million of net identifiable assets, for a total goodwill amount of $20.2 million. In this transaction, the goodwill, which is deductible for tax purposes, represents the synergies we expect to achieve by replacing the non-core properties we gave up with the Black Hawk Casinos.

The following table presents supplemental pro forma financial information (in thousands) as if we acquired the Black Hawk Casinos as of January 1, 2011. We prepared the supplemental pro forma information for comparative purposes; it does not necessarily indicate what the actual results for the periods ended December 31, 2012 and 2011, would have been had we acquired the Black Hawk Casinos on January 1, 2011, nor is it indicative of any future results.

	Year Ended December 31,
	2012	2011
Net revenue	$432,400	$425,062
Operating income	53,217	48,903
Income from continuing operations, net of tax	9,449	9,434

5.	PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):

	Estimated Life (Years)	December 31, 2012	December 31, 2011
Building	40	$163,662	$125,691
Gaming equipment	5	43,261	34,489
Furniture, fixtures, and equipment	5 - 10	33,261	24,204
Leasehold improvements	1 - 20	206	10
Land	—	40,013	25,910
Barge	10	15,019	15,019
Construction-in-progress		13,343	13,235
Total property and equipment		308,765	238,558
Less accumulated depreciation		(40,817)	(19,964)
Total property and equipment, net		$267,948	$218,594

We recorded depreciation expense on the above assets totaling $21.0 million, $20.3 million, and $31.2 million for the years ended December 31, 2012, 2011 and 2010, respectively.

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6.	GOODWILL AND OTHER INTANGIBLE ASSETS

In the fourth quarter of each year, we test goodwill and other indefinite-lived intangible assets for impairment. We also conduct tests between our annual tests if events occur or circumstances change that would, more likely than not, reduce the fair values of the indefinite-lived intangible assets below their carrying values. When testing for impairment, we first evaluate qualitative factors to determine whether, more likely than not, the fair value of an operating segment has decreased below its carrying value. If we determine that the fair value of an operating segment has, more likely than not, decreased below its carrying value, we then quantitatively test for impairment.

Because the carrying values of the net assets of the properties we are selling to Truckee Gaming exceeded the estimated proceeds stipulated in the asset purchase agreement, we determined that goodwill and long-lived assets on the books of those properties had become impaired. We tested for impairment by using the proceeds from the transaction and adding estimated cash flows through the closing date to arrive at an undiscounted cash flow. We then added back selling expenses and discounted the result to arrive at a proxy for the fair value of the underlying assets, which we allocated to the respective underlying assets. After comparing the estimated fair value of the assets to their carrying values, we recorded a $0.9 million impairment of goodwill and wrote down fixed assets by $13.6 million. Due to the timing of the Agreement, we have not yet finalized certain aspects of the analysis, such as the amount of proceeds we will ultimately receive, as well as the valuations of long-lived assets, intangible assets, and residual goodwill. As a result, our preliminary estimates and assumptions may change. We have reported the impairments in discontinued operations.

We recorded $6.1 million of customer loyalty program intangible assets and $2.5 million of local tradename intangible assets related to our acquisition of substantially all of the assets of the Black Hawk Casinos.  We amortize the customer loyalty program assets using average lives similar to those we us for similar intangible assets.

We determine the fair value of the indefinite-lived intangible assets other than goodwill using the discounted cash flows method, a form of the income approach.  In determining the fair values, we make significant assumptions relating to variables based on past experiences and judgments about future performance.  These variables include, but are not limited to: (1) the forecasted earnings growth rate of each market, (2) risk-adjusted discount rate and (3) expected growth rates in perpetuity to estimated terminal values.

The following table summarizes intangible assets by category (dollars in thousands):

	December 31,
	2012			2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer loyalty programs	$12,164	$(2,346)	$9,818	$6,064	$(781)	$5,283
Trademarks	2,982	(730)	2,252	482	(98)	384
Total amortizing intangible assets	$15,146	$(3,076)	$12,070	$6,546	$(879)	$5,667

Gaming license rights	$110,646		$110,646	$110,646		$110,646
Local tradenames	9,231		9,231	9,231		9,231
Total non-amortizing intangible assets	$119,877		$119,877	$119,877		$119,877
Total	$135,023		$131,947	$126,423		$125,544

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The following table summarizes the changes in goodwill by reportable segment, during the year ended December 31, 2012 (dollars in thousands):

	Nevada	Midwest	Colorado	Discontinued Operations	Total
Goodwill, December 31, 2011	$33,665	$14,622	$—	$5,168	$53,455
Goodwill allocated for acquisition of the Black Hawk Casinos	—	—	20,229	—	20,229
Goodwill transferred to assets held for sale	—	—	—	(5,168)	(5,168)
Balance as of December 31, 2012	$33,665	$14,622	$20,229	$—	$68,516

We amortize definite-lived intangible assets ratably over their expected lives which, for customer loyalty programs, approximates seven years and, for trademarks, approximates 3.75 years. During the year ended December 31, 2012, we acquired customer relationship intangibles, which we are amortizing over a weighted-average useful life of approximately six years, and trademark intangibles, which we are amortizing over a weighted-average useful life of five years. Overall, we are amortizing definite-lived intangible assets over a weighted-average expected life of approximately 6.5 years.

We obtain gaming license rights when we acquire gaming entities that operate in gaming jurisdictions where competition is limited, such as states where the law only allows a certain number of operators.  We do not currently amortize gaming license rights and local tradenames because we have determined they have an indefinite useful life.

We recorded total amortization expense for continuing operations of $2.2 million, $0.9 million and $1.0 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The following table presents the future amortization expense related to definite-lived intangible assets (in thousands):

2013	$2,530
2014	2,298
2015	2,298
2016	2,298
2017	1,788
Thereafter	858

7.	OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,
	2012	2011
Capitalized loan fees	$9,446	$1,297
Long-term deposits	4,309	4,805
Other assets	1,196	1,495
Total	$14,951	$7,597

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8.	ACCRUED EXPENSE

Accrued expense consists of the following (dollars in thousands):

	December 31,
	2012	2011
Progressive jackpot liabilities	$2,766	$1,735
Accrued payroll and related	7,492	7,940
Slot club point liability	3,947	3,434
Litigation reserves	—	5,929
Disputed bankruptcy estate expense	1,517	1,559
Other accrued	5,375	3,122
Total	$21,097	$23,719

9.	LONG-TERM DEBT

The following table summarizes long-term debt balances as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
9% Senior Unsecured Notes due 2018	$200,000	$—
Unamortized discount	(1,784)	—
9% Senior Unsecured Notes due 2018, net	198,216	—
Senior Secured Loan	—	348,400
Senior Secured Credit Facility due 2017	198,500	—
Less: current maturities	(7,281)	(1,325)
Total long-term debt	$389,435	$347,075

Prior to March 22, 2009, HGI and certain of the lenders (the “Consenting Lenders”) under its $860 million senior credit facility (the “HGI Credit Facility”) entered into a lockup agreement (as amended and restated on June 29, 2009, the “Lockup Agreement”) which set forth the material terms of HGI’s restructuring. In exchange for Predecessor agreeing to meet certain timing milestones and to file a plan of reorganization and supporting disclosure satisfactory to Consenting Lenders holding at least two-thirds in amount of the HGI Credit Facility claims held by all of the Consenting Lenders (the “Requisite Lenders”), the Consenting Lenders agreed to vote in support of a plan of reorganization with the terms and conditions described in the Lockup Agreement during the bankruptcy balloting process. On July 22, 2009, Predecessor filed with the Bankruptcy Court an amended joint plan of reorganization. On January 22, 2010, the Bankruptcy Court issued an Amended Order Confirming Debtors’ First Amended Joint Plan of Reorganization (the “Order”), confirming the amended joint plan of reorganization, as modified by the Findings of Fact and Conclusions of Law in Support of Order Confirming Debtors’ First Amended Joint Plan of Reorganization (the “Findings of Fact”) entered contemporaneously with the Order (the amended joint plan of reorganization as modified by the Findings of Fact, the “Bankruptcy Plan”). The Bankruptcy Plan became effective on February 5, 2010, but was not substantially consummated until December 31, 2010.

On December 31, 2010, (i) we acquired substantially all of the assets of Predecessor in consideration for $350 million in aggregate principal amount of senior secured loans ("Senior Secured Loans") and the issuance to HGI of all of our Common Units, (ii) the Senior Secured Loans and Common Units were distributed by HGI to its Lenders under the HGI Credit Facility on a pro rata basis in accordance with the Bankruptcy Plan, (iii) all of Predecessor’s approximately $1.1 billion in outstanding

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long-term debt obligations consisting of borrowings under the HGI Credit Facility, $160 million of outstanding principal amount of 8.125% Notes and $170 million of outstanding principal amount of 7% Notes were terminated and (iv) 100% of the existing equity in HGI was cancelled. After the transfer of HGI’s assets to us, all of HGI’s subsidiaries (other than E-T-T Enterprises L.L.C. and Corral Coin, Inc., which were dissolved) are wholly-owned by us.

On May 9, 2012, we repaid all of the $342.1 million debt outstanding under the Senior Secured Loans we issued to acquire substantially all of the assets of Predecessor, incurring a prepayment penalty of 2% on the principal balance in the process.  We obtained the funds used to prepay the debt by (i) issuing $200 million of 9.00% Senior Unsecured Notes due 2018 (the "2018 Notes"), (ii) using a $200 million Senior Secured Credit Facility due 2018 ("Senior Secured Credit Facility") which, when aggregated with the 2018 Notes, provided us with an additional $38.6 million of cash after we repaid our former indebtedness, and (iii) the establishment of a $35 million Super Priority Revolving Credit Facility due 2017 ("Super Priority Revolving Credit Facility"), which remained undrawn at close.

Both the Senior Secured Credit Facility and the Super Priority Revolving Credit Facility bear interest at an uncommitted floating rate of LIBOR plus 4.25%, subject to a LIBOR floor of 1.25%.  The Super Priority Revolving Credit Facility carries commitment fees equal to an annualized rate of 0.50% on undrawn amounts when the net leverage ratio is greater than 3.50 to 1.00 and equal to an annualized rate of 0.375% on undrawn amounts when the net leverage ratio is less than or equal to 3.50 to 1.00.  The Senior Secured Credit Facility provides an accordion feature, whereby we may borrow an additional $80 million of debt subject to certain customary terms and conditions including pro forma compliance with a maximum senior secured leverage ratio (as defined in the senior secured credit facility). We incurred approximately $13.4 million in fees (including Original Issue Discount), associated with the new debt. Total unamortized loan fees as of December 31, 2012 totaled $9.4 million, inclusive of $1.8 million in fees and pre-payment penalties attributable to lenders that participated in both the original and refinanced debt.  We are amortizing capitalized loan fees over the life of the new debt agreements. During the year ended December 31, 2012, we recorded an $8.8 million loss on modification or early retirement of debt.

On September 7, 2012, we entered into the Agreement with Truckee Gaming to sell our Sands Regency Casino Hotel in Reno, Nevada, the Gold Ranch Casino & RV Resort in Verdi, Nevada, and the Dayton Depot Casino in Dayton, Nevada.  Under the Senior Secured Credit Facility and the Super Priority Revolving Credit Facility, we must make a mandatory repayment of amounts outstanding under the Senior Secured Credit Facility and the Super Priority Revolving Credit Facility in an amount equal to the net cash proceeds from any asset sale within five business days after receipt of such proceeds.  However, we do not have to make such mandatory prepayment if (i) no event of default or specified default (each as defined in the Senior Secured Credit Facility and Super Priority Revolving Credit Facility) then exists and (ii) such net cash proceeds are used to purchase assets (other than working capital) used or useful in the business (x) within 365 days following receipt of the net cash proceeds or (y) if a legally binding commitment is entered into within such 365 day period, within 180 days after the end of such 365 day period.  In the case of non-core asset sales (as defined in the Senior Secured Credit Facility and Super Priority Revolving Credit Facility), any resulting net cash proceeds must be deposited into an account subject to an account control agreement.

Under the terms of the Senior Secured Credit Facility and Super Priority Revolving Credit Facility, a change of control would occur in certain circumstances, including (i) when any person or group acquires 40% or more on a fully diluted basis of our voting equity interests, (ii) when there is a change of control under the 2018 Notes Indenture as described below, or (iii) when a change in the majority of continuing directors ceases to exist. A continuing director, as defined in the Senior Secured Credit Facility is a director on the date of borrowing or a director nominated by a majority of directors that existed on the date of borrowing.  A change of control would constitute an event of default under the Senior Secured Credit Facility and Super Priority Revolving Credit Facility and permit the acceleration by the lenders of all outstanding borrowings thereunder.

The Senior Secured Credit Facility and the Super Priority Revolving Credit Facility contain customary covenants including maximum total leverage ratio, maximum secured leverage ratio, minimum interest coverage ratio and maximum total annual capital expenditures.  Additionally, the Senior Secured Credit Facility is subject to mandatory annual prepayments based on generation of excess cash flow (as defined), equal to 50% of excess cash flow when the net leverage ratio is greater than or equal to 4.00 to 1.00 and equal to 25% of excess cash flow when the net leverage ratio is greater than or equal to 3.00, but less than 4.00.  At December 31, 2012, we were in compliance with all financial covenants related to our debt agreements; the Leverage Ratio on that date was 4.85 to 1.00 and the Interest Coverage Ratio was 2.35 to 1.00.

As noted above, we used the net proceeds from the sale of the 2018 Notes, together with borrowings under the Senior Secured Credit Facility, to terminate and repay in full all outstanding indebtedness under the existing Senior Secured Loans, plus related fees and expense. We and our wholly-owned subsidiary, Affinity Gaming Finance Corp. (together with us, the "Issuers"), issued the 2018 Notes in a private placement pursuant to an indenture, dated May 9, 2012 ("2018 Notes Indenture"), among the Issuers, the guarantors named therein, U.S. Bank, National Association as trustee, and Deutsche Bank Trust

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Company Americas as paying agent, registrar, transfer agent and authenticating agent. Interest on the 2018 Notes, which accrues from the date of original issuance, is payable semiannually in arrears on May 15 and November 15, commencing November 15, 2012. Interest is calculated on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers may choose to redeem some or all of the 2018 Notes at any time prior to May 15, 2015, upon providing notice to holders of the 2018 Notes, at a price equal to 100% of the principal amount of the 2018 Notes redeemed plus a “make-whole” premium as of the applicable redemption date, plus accrued interest.  Additionally, at any time prior to May 15, 2015, upon providing notice to holders of the 2018 Notes, the Issuers may choose to redeem up to 35% of the 2018 Notes with the net cash proceeds from one or more equity offerings at a redemption price equal to 109% of the principal amount of the 2018 Notes to be redeemed, plus accrued and unpaid interest to the redemption date, as long as at least 65% of the aggregate principal amount of the 2018 Notes originally issued remains outstanding immediately after giving effect to any such redemption and the redemption occurs not more than 180 days after the date of the closing of the equity offering.  On and after May 15, 2015, the Issuers are entitled to redeem all or a portion of the 2018 Notes upon providing not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as a percentage of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth in the table below.

Year	Percentage
2015	104.50%
2016	102.25%
2017 and thereafter	100.00%

All of our current and future domestic subsidiaries that guarantee the Senior Secured Credit Facility also fully and unconditionally guarantee the Issuers' payment obligations under the 2018 Notes on a senior unsecured basis.

The terms of the 2018 Notes Indenture, among other things, limit our ability to incur additional debt, issue preferred stock, pay dividends or make other restricted payments, make certain investments, create liens, allow restrictions on the ability of restricted subsidiaries to pay dividends or make other payments, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates.

If we experience certain kinds of changes in control, the Issuers must make an offer to purchase the 2018 Notes at a price equal to 101% of the aggregate principal amount of the 2018 Notes plus accrued and unpaid interest, if any, to but excluding the date of repurchase. A change of control (as defined in the 2018 Notes Indenture) occurs when we become aware of (i) any person or group becoming the beneficial owner of more than 50% of the total voting power of our membership units, or (ii) the sale or other disposition of all or substantially all of our assets. In addition, the Issuers, under certain circumstances, must make an offer to repurchase 2018 Notes with the proceeds of certain asset sales that they do not use to purchase new assets or otherwise apply in accordance with the terms of the 2018 Notes Indenture.

The 2018 Notes Indenture further provides that if any gaming authority requires a holder of the 2018 Notes to be licensed, qualified or found suitable under any applicable gaming law and such holder fails to apply for, or is denied, such license, qualification or not found suitable, the Issuers have the right, at their option, to (i) require such holder to dispose of its 2018 Notes or (ii) redeem such 2018 Notes at the applicable redemption price specified in the 2018 Notes Indenture. The Issuers will not be required to pay or reimburse any holder of the 2018 Notes who is required to apply for such license, qualification or finding of suitability.

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We based the estimated fair value of the 2018 Notes and the Senior Secured Credit Facility on Level 2 inputs using quoted prices in inactive markets and observable market data for similar, but not identical, instruments. The following table presents the carrying values and estimated fair values of our long-term debt at December 31, 2012 (in thousands):

	Carrying Value	Estimated Fair Value
9% Senior Unsecured Notes due 2018	$198,216	$208,127
Senior Secured Credit Facility	198,500	200,485
Total	$396,716	$408,612

10.	INCOME TAXES

Deferred Tax Assets and Liabilities

Effective April 1, 2011, we elected to be treated as a corporation for purposes of federal income tax (the “Election”). Prior to the Election, we were treated as a partnership for federal and state income tax purposes. As a partnership, our taxable income and losses were attributed to our members and, accordingly, we reflected no provision or liability for income taxes in the accompanying consolidated financial statements for periods prior to the Election.

We record deferred tax assets and liabilities to account for the effects of temporary differences between the tax basis of an asset or liability and its amount as reported in our consolidated balance sheets. These temporary differences result in taxable or deductible amounts in future years.

Deferred tax assets and liabilities presented on the consolidated balance sheets are as follows (in thousands):

	December 31,
	2012	2011
Current deferred tax asset (liability)	$3,124	$(735)
Non-current deferred tax liability	(5,322)	(2,764)
Net deferred tax liability	$(2,198)	$(3,499)

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The following table details the components of our deferred tax assets and liabilities (in thousands):

	December 31,
	2012	2011
DEFERRED TAX ASSETS
Reserve for employee benefits	$1,241	$305
Provision for doubtful accounts	85	143
Deferred compensation	671	614
Asset retirement obligation	261	244
Progressive slot and players’ club liabilities	1,918	199
Tax benefit of current year NOL	1,355	4,635
Equity compensation	761	369
Restructuring costs	280	400
General business credits	—	181
AMT credit	573	—
Litigation reserve	—	441
Gaming taxes	600	—
Other	805	612
Gross deferred tax assets	8,550	8,143
DEFERRED TAX LIABILITIES
Depreciation and amortization	(8,553)	(8,714)
Prepaid services and supplies	(2,195)	(2,928)
Gross deferred tax liabilities	(10,748)	(11,642)
Deferred tax liabilities, net	$(2,198)	$(3,499)

At December 31, 2012, we had a gross federal net operating loss carryforward of approximately $4.0 million. In addition, we had a deferred tax asset of approximately $0.6 million related to Alternative Minimum Tax credits. We can carry forward the net operating losses and apply them to offset taxable income for 20 years; they will begin to expire in 2031. We can carry forward the Alternative Minimum Tax credit and apply it to offset regular tax liabilities indefinitely; it will not expire.

We have analyzed our filing positions in each jurisdiction where we are required to file income tax returns. We believe our income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position.

We filed income tax returns in the United States federal jurisdiction and in several state jurisdictions. No jurisdiction is currently examining our tax filings for any tax years.

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Provision for Income Taxes

The following table presents the components of our income tax provision attributable to pre-tax income from continuing operations, as well as the income tax benefit attributable to pre-tax income from discontinued operations (in thousands):

	Year Ended December 31, 2012	Nine Months Ended December 31, 2011
CURRENT
Federal	$1,917	$—
State	(438)	(197)
Total current taxes	1,479	(197)
DEFERRED
Federal	(3,746)	(3,802)
State	(220)	(223)
Total deferred taxes	(3,966)	(4,025)
Provision for income taxes related to continuing operations	(2,487)	(4,222)
Benefit from income taxes related to discontinued operations	3,271	527
Total benefit from (provision for) income tax	$784	$(3,695)

The following table presents a reconciliation between the federal statutory rate and the effective income tax rate, expressed as a percentage of pre-tax income:

	December 31,
	2012	2011
Tax at federal statutory rate	34.0%	34.0%
State income tax	2.0%	2.0%
Non-deductible expense	2.6%	2.5%
Opening balance adjustment	—%	18.0%
General business credit	(3.7)%	(2.3)%
Effective tax rate related to continuing operations	34.9%	54.2%
Effective tax rate related to discontinued operations	36.0%	36.0%
Total effective tax rate	39.9%	58.4%

11.	SHARE-BASED COMPENSATION

We account for our share-based compensation arrangements under an accounting standard which requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The fair values of awards are recognized as additional compensation expense, which is classified as operating expense, proportionately over the vesting period of the awards.

We designed our share-based compensation arrangements to advance our long-term interests; for example, by allowing us to attract employees and directors, retain them and aligning their interests with those of our unitholders. The

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amount, frequency, and terms of share-based awards may vary based on competitive practices, our operating results, government regulations and availability under our equity incentive plans. Depending upon the form of the share-based award, new shares of our common units may be issued upon grant, option exercise or vesting of the award. We maintain two classes of a share-based plan, each as discussed below. As of December 31, 2012, we had awarded grants representing 788,428 shares of our common stock, and we could still issue grants representing as many as 211,572 shares of our common stock under the LTIP. The compensation committee of the board of directors approved this plan.

The Affinity Gaming 2011 Long Term Incentive Plan (“LTIP”) permits the granting of stock options to employees, officers, directors and consultants. Options granted to management under the LTIP generally vest ratably over three years from the date of the grant, and expire five years from the date of grant. Options granted to directors vest in two equal tranches, the first on issuance and the second on the first business day of the following calendar year. Options granted to our Chief Executive Officer vest ratably on December 31, 2011, 2012, and 2013. Vesting of the Chief Executive Officer’s options is based 50% on time and 50% on achieving certain performance criteria as evaluated by the compensation committee annually.

Our LTIP also provides for the grant of Restricted Stock Units (“RSUs”). Employees, officers, directors and consultants may, upon the passage of time or the attainment of performance criteria or both, earn RSUs which they may settle for cash, shares, or other securities or a combination thereof. Each RSU represents a contingent right to receive one share of Affinity Gaming common stock upon vesting. Holders of RSUs may vote their shares and receive their proportionate share of any dividends. The RSUs are subject to the terms and conditions contained in the applicable award agreement and our LTIP. In March 2011, our Chief Executive Officer was granted RSUs, totaling approximately 200,000 units; two-thirds of these RSUs had vested as of December 31, 2012, while the final one-third will vest on December 31, 2013. The vesting for each year is based 50% on time and 50% on achieving certain performance criteria as evaluated by the compensation committee annually. On February 24, 2012, we granted certain key executives RSUs totaling 26,832 units; these RSUs will vest ratably over three years. On December 27, 2012, we granted certain members of our Board of Directors RSUs totaling 35,126 units; half of these RSUs vested immediately, while the other half will vest on January 1, 2014.

The following table summarizes the activity related to our outstanding and non-vested stock options and restricted stock units for the period ended December 31, 2012:

	Stock Options				Restricted Stock
	Outstanding		Non-Vested		Non-Vested
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Fair Value Per Share	Shares	Weighted Average Fair Value Per Share
Balance, January 1, 2012	409,088	$10.00	303,786	$5.50	133,334	$10.00
Granted	135,139	10.25	135,139	5.92	61,958	11.30
Vested	—	—	(177,758)	5.58	(88,827)	10.44
Exercised	—	—	—	—	—	—
Forfeited	(13,424)	10.00	(13,424)	5.50	(4,333)	10.00
Balance, December 31, 2012	530,803	$10.06	247,743	$5.67	102,132	$10.40

We had a total of 257,625 shares of restricted stock outstanding as of December 31, 2012.

A summary of our exercisable stock options as of December 31, 2012 is as follows:

Number of vested stock options	283,060
Weighted-average exercise price per share	$10.03
Aggregate intrinsic value (in thousands)	$586
Weighted-average remaining contractual term in years	3.4

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At December 31, 2012, our outstanding stock options had an aggregate intrinsic value of $1.1 million, and had a weighted-average remaining contractual term of 3.5 years.

We estimate the fair value of stock option awards at their grant date using a Black-Scholes-Merton option-pricing model. During 2012 and 2011, we applied the following weighted-average assumptions:

	2012	2011
Expected term in years	5.0	5.0
Expected volatility	70.36%	63.43%
Expected dividends	—%	—%
Risk-free interest rates	0.86%	2.27%

For each year presented, we determined the expected option term using the contractual term. Because we are closely held and, therefore, do not have equity listed on a public exchange, we based expected volatility on the historical volatility associated with an average of the stocks of our peer group, which we determined to be publicly-traded, U.S.-based regional casino operators. The risk-free interest rate is based on U.S. Treasury rates appropriate for the expected term. Actual compensation, if any, ultimately realized may differ significantly from the amount estimated using an option-pricing model.

No stock options were exercised during 2012 or 2011.

The following tables present certain information related to compensation cost:

	Year Ended December 31,
	2012	2011
Compensation cost included in operating expense (in thousands)
Options	$1,102	$1,025
Restricted stock units	973	667
Total	$2,075	$1,692

As of December 31, 2012
Total compensation cost for non-vested awards not yet recognized (in thousands)
Stock options	$808
Restricted stock units	1,061
Total	$1,869

Weighted-average years to be recognized
Options	1.2
Restricted units	1.1

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12.	WRITE DOWNS, RESERVES AND RECOVERIES

Our operating results include various pretax charges to record contingent liability reserves, recoveries of previously recorded reserves and other non-routine transactions. The following table presents the components of Write-downs, reserves and recoveries for continuing operations (in thousands):

	Year ended December 31,
	2012	2011
Gain on insurance claim, St Jo flood	$—	$(3,259)
Litigation reserve settlement, net	(707)	(1,529)
Settlement with insurance carriers	(78)	(1,600)
	$(785)	$(6,388)

The predecessor recorded no amounts in the line item Write downs, reserves and recoveries during the year ended December 31, 2010.

On June 27, 2011, we had to close our casino located in St. Joseph, Missouri due to flooding of the Missouri River; we reopened it on September 29, 2011. Our insurance policies provided both property damage and business interruption coverage, subject to deductibles. We settled our claim with our insurance carriers during the quarter ended December 31, 2011, recording $3.0 million in business interruption proceeds and $0.5 million in property damage proceeds, net of deductibles. We also recorded a net $0.3 million gain for proceeds in excess of the book value of property destroyed or damaged, net of approximately $0.1 million in deductibles under our policies. All proceeds from our insurance carriers were collected as of June 30, 2012.

As discussed further in Note 15, we entered into a settlement agreement with a party that had filed a claim against the Predecessor whereby we agreed to settle the litigation for a total of $4.0 million. In accordance with the terms of the settlement agreement, we made the payment in February 2012, and we recovered $0.5 million from our insurance carrier. We recorded the difference between the amount reserved as of December 31, 2010, and the settlement payment as income. Statutory interest accrued during 2011 totaled $0.8 million, which we had recorded as a general corporate expense, has also been reversed in the accompanying consolidated statements of operations. Additionally, we had maintained a cash reserve for this claim pursuant to the Bankruptcy Order; the restricted cash was released to us during 2012 to coincide with the effective date of the settlement.

As discussed further in Note 16, we self-funded health care benefits, up to a certain stop-loss amount, for employees at our Midwest casinos through December 31, 2008. We discovered an error in the placement of the policy that caused us to absorb expense above the stop loss during 2008 and 2009. In July 2011, we entered into a settlement agreement with the insurance broker and received $1.6 million as full settlement of the litigation claims related to the policy error. We recorded the settlement as income in the line item Write downs, reserves and recoveries in the accompanying consolidated statement of operations.

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13.	REORGANIZATION ITEMS

Reorganization items represent expense incurred as a result of the Chapter 11 proceedings and are presented separately in the consolidated statements of operations.

	Successor		Predecessor
	Year ended December 31,
	2012	2011	2010
Trustee fees	$—	$—	$968
Professional fees	—	—	2,874
Other	—	—	2,955
Total	$—	$—	$6,797

14.	RELATED-PARTY TRANSACTIONS

General

Edward Herbst, Timothy Herbst and Troy Herbst are brothers and are officers and directors of Predecessor and its wholly-owned subsidiaries. In addition, they are officers and directors of Terrible Herbst, Inc. and Berry-Hinckley Industries. There is no cross ownership between Predecessor and either Terrible Herbst, Inc. or Berry-Hinckley Industries. Terrible Herbst, Inc. is owned solely by Jerry and Maryanna Herbst, the parents of the Herbst brothers. Sean Higgins, Predecessor’s General Counsel, is also the general counsel of Berry-Hinckley Industries.

The Plan provided for the modification of certain related party agreements. On the Emergence Date, all related party agreements were assumed by, or assigned to, Successor. The terms and provisions of the related party agreements remain in effect or have been terminated as described below.

Slot route contract with Terrible Herbst, Inc.

Until the contract was terminated in February 2012 in connection with the sale of the Herbst Slot Route to JETT, we rented space for the exclusive placement of certain slot machines (route operations) in convenience stores owned by Terrible Herbst, Inc. We incurred rent expense of $1.8 million, $10.7 million and $10.5 million under this agreement for the years ended December 31, 2012, 2011, and 2010, respectively.

Other arrangements with Terrible Herbst, Inc.

Until the contract was terminated in February 2012 in connection with the sale of the Herbst Slot Route to JETT, we provided accounting and administrative services related to the collection of daily deposits from Terrible Herbst convenience stores pursuant to a service agreement with Terrible Herbst, Inc. Pursuant to providing our services under the contract, Terrible Herbst paid us approximately $45,000 during the year ended December 31, 2012, and approximately $0.3 million for the years ended December 31, 2011, and 2010.

We were party to a master ATM agreement with Terrible Herbst pursuant to which we were granted the exclusive right to install and maintain ATMs in Terrible Herbst convenience store locations. This agreement expired on September 30, 2011.

We entered into a nonexclusive trademark license agreement with Terrible Herbst for the use of the Terrible Herbst brand name and its cowboy logo which extends through June 2013. Pursuant to this trademark license agreement, we incurred expenses totaling approximately $0.7 million, $1.6 million and $1.8 million to Terrible Herbst in the years ended December 31, 2012, 2011 and 2010, respectively.

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We were party to a shared services agreement with Terrible Herbst and Berry-Hinckley Industries whereby (i) Terrible Herbst and Berry-Hinckley Industries reimbursed us for services performed by certain of our employees on behalf of Terrible Herbst and Berry-Hinckley Industries as requested from time to time, consisting primarily of the day-to-day functions of Terrible Herbst, and Berry-Hinckley Industries and (ii) we reimbursed Terrible Herbst for services performed by certain of their employees of Terrible Herbst on our behalf as requested from time to time, consisting primarily of maintaining the price books for certain of our service station locations. Under the shared services agreement, we received from Terrible Herbst approximately $0.5 million for services rendered during each of the years ended December 31, 2011 and 2010. We received from Berry-Hinckley Industries approximately $68,000 during each of the years ended December 31, 2011 and 2010. The shared services agreement expired on December 31, 2010 and was extended on a month-to-month basis through December 31, 2011. Effective January 1, 2012, we entered into a transition services agreement whereby the services of certain employees were extended as needed with a final termination date of April 30, 2012.

Until it expired on December 31, 2011, we had an advertising purchasing agreement with Terrible Herbst pursuant to which we purchased advertising time on Terrible Herbst’s network of gas pump and interior television screens for $35,000 per month for the years ended December 31, 2011 and 2010.

Lease agreements

Pursuant to an amended lease agreement that expired on April 30, 2012, we leased from The Herbst Family Limited Partnership II, or Herbst FLP II, the real property on which our former corporate headquarters was located. The general partners of Herbst FLP II are Jerry and Maryanna Herbst. We paid $58,000 under this lease during the year ended December 31, 2012, and $0.2 million under this lease during each of the years ended December 31, 2011 and 2010.

Pursuant to an amended lease agreement that expired on April 30, 2012, we leased from the Herbst’s Grandchildren’s Trust a warehouse located in Las Vegas, Nevada for our employment center and purchasing departments. We paid $0.2 million under this lease during the year ended December 31, 2012, and $0.6 million during each of the years ended December 31, 2011 and 2010.

We leased from the Herbst Family Limited Partnership the land on which the Terrible’s Town Casino in Pahrump, NV is located. Golden Gaming assumed this lease in connection with their purchase of the Pahrump casinos. We paid $35,000 under this lease during the year ended December 31, 2012, and $0.2 million during each of the years ended December 31, 2011 and 2010.

We leased from Terrible Herbst the real property on which the Searchlight Casino in Searchlight, NV is located. Terrible Herbst leases that real property from an unrelated third party. JETT assumed this lease (see Note 3) in connection with their purchase of the Searchlight casino. We paid $30,000 under this lease during the year ended December 31, 2012, and $0.2 million in each of the years ended December 31, 2011 and 2010.

We leased land and office space in certain of our facilities to Terrible Herbst under various lease agreements with terms ranging from month-to-month to 20 years. We received rental income of $58,000 under this lease during the year ended December 31, 2012, and $0.3 million in each of the years ended December 31, 2011 and 2010. Either we have terminated these leases or Golden Gaming assumed them in connection with the sale of the slot route and Pahrump casinos.

Related-party transactions

As described in Note 3, we divested non-core assets in the Truckee Disposition. Our former Chief Operating Officer, Ferenc Szony, became a managing principal at Truckee Gaming, LLC. One of our directors, Thomas M. Benninger, serves as a managing general partner of Global Leveraged Capital, LLC (“GLC”), a private investment and advisory firm. In connection with the Truckee Disposition, funds managed by affiliates of GLC provided mezzanine financing for Truckee Gaming and acquired warrants, which can be exercised under certain conditions, to obtain equity interests of Truckee Gaming.

Mr. Higgins was Predecessor’s General Counsel, and the general counsel of Terrible Herbst and Berry-Hinckley Industries until July 2010. Mr. Higgins is the brother of Mary E. Higgins, Predecessor’s chief financial officer until September 2010. Mr. Higgins received compensation for services rendered to us in 2010 of $1.6 million.

Table of Contents	F - 29	Financial Statement Index

In 2003, we entered into a slot route contract to install, operate and service slot machines at a tavern owned by HIGCO, Inc., a company owned and operated by Mr. Higgins and two of his brothers, G. Michael Higgins and Kevin J. Higgins. Pursuant to this revenue-sharing contract, HIGCO, Inc. paid us $25,000 during the year ended December 31, 2012, and $0.2 million during each of the years ended December 31, 2011 and 2010. Golden Gaming assumed this slot route contract as part of the slot route operations they acquired from us.

In 2004, ETT entered into a slot route contract with SamCon, Inc., a company owned and operated by Mr. Higgins, to install, operate and service slot machines at a new location. Terms of this revenue-sharing contract were similar to the terms of the contract we entered into with HIGCO in 2003. Pursuant to this revenue-sharing contract, SamCon, Inc. paid us $17,000 during the year ended December 31, 2012, and $0.1 million during each of the years ended December 31, 2011 and 2010. Golden Gaming assumed this slot route contract as part of the slot route operations they acquired from us.

In 2005, ETT entered into a slot route contract to install, operate and service slot machines at a tavern owned by Prescott’s Bar LLC, a company owned and operated by Mr. Todd Sosey, the brother-in-law of Troy D. Herbst, one of Predecessor’s owners. Pursuant to this revenue-sharing contract, Prescott’s paid us $0, $74,000 and $88,000 in 2012, 2011 and 2010, respectively. Golden Gaming assumed this slot route contract as part of the slot route operations they acquired from us.

In November 2009, ETT entered into a slot route contract with Balboa Pizza, a company partially owned by Mr. David Ross, our Chief Executive Officer, to install, operate and service slot machines at a new location. The terms of this revenue-sharing contract were similar to the terms we had with other taverns. Pursuant to this revenue-sharing contract, Balboa Pizza paid us $63,000 in 2010. Mr. Ross sold his interest in Balboa Pizza effective December 31, 2010.

The accompanying consolidated balance sheet includes a receivable of $0.2 million at December 31, 2011, from Terrible Herbst, which arose in the normal course of business. The balances were non-interest bearing and payable on demand.

15.	COMMITMENTS AND CONTINGENCIES

We had non-cancelable location license agreements for space leases at groups of affiliated stores where we placed slot machines in connection with our slot route operation. The location leases and licenses, other than those related to the Herbst Slot Route, were assigned to Golden Gaming in connection with their purchase of the slot route in February 2012. We are also party to contracts that we enter into in the ordinary course of our business, including leases for real property and operating leases for equipment.

The following table presents future minimum lease payments under non-cancelable leases (in thousands):

2013	$7,996
2014	7,633
2015	7,567
2016	7,398
2017	7,330
Thereafter	175,197
Total	$213,121

We incurred rent expense totaling approximately $7.9 million, $7.5 million and $7.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

On March 5, 2013, Z Capital Partners, L.L.C. and certain of its affiliates, individually as well as derivatively on behalf of Affinity Gaming, filed a complaint (the “Complaint”) against us as a nominal party and our directors as defendants in the District Court, Clark County, Nevada, seeking (A) a judgment declaring, among other things: (i) that the conversion of Affinity Gaming, LLC from a Nevada limited liability company into a Nevada corporation (the “Corporate Conversion”) was ineffective and void ab initio and that Affinity Gaming, LLC remains in existence as a Nevada limited liability company governed by its Operating Agreement dated as of December 31, 2010 (the “Operating Agreement”); or in the alternative (ii) striking and

Table of Contents	F - 30	Financial Statement Index

invalidating, and enjoining the recognition or enforcement of the agreements and governing documents purportedly entered into in connection with the Corporate Conversion, and reforming them to comply with the requirements of the Operating Agreement; and (iii) enjoining defendants from taking any action inconsistent with the Operating Agreement and refusing to take any action required by the Operating Agreement; and (iv) that the Rights Agreement, dated effective December 21, 2012, between Affinity Gaming and American Stock Transfer & Trust Company, LLC, as Rights Agent is void ab initio and unenforceable, as well as (B) related general, special, consequential and punitive damages. Based on our preliminary review of the complaint, we and our Board of Directors believe that the claims brought by Z Capital are without merit and we intend to defend against them vigorously.

On February 17, 2006, the Clark County District Court entered judgment of a jury verdict delivered on January 14, 2006 against E-T-T, a subsidiary of Predecessor, for $4.1 million in compensatory damages and $10.1 million in punitive damages. The jury delivered its verdict in connection with an action brought by the family of an individual who alleged that we negligently supervised an employee.  The trial judge reduced the punitive damage award to $4.1 million in a post-trial ruling. Predecessor’s insurer paid the compensatory damages award, and interest began accruing on the punitive damages award, as we filed multiple appeals.  On February 14, 2012, we entered into a settlement agreement with the family of the individual whereby, without admitting to fault, we agreed to a punitive damage award of $4.0 million inclusive of all accrued interest, and we agreed to pay it on behalf of our subsidiary E-T-T, LLC (which we had converted from E-T-T, Inc. and which we had acquired in connection with the Bankruptcy Plan).  In connection with the settlement, Predecessor’s insurance carrier agreed to reimburse us $0.5 million. We paid the $4.0 million settlement amount on February 24, 2012 with unrestricted cash and received the insurance reimbursement on April 27, 2012. In connection with confirmation of the Bankruptcy Order, we were required to provide a cash reserve for the initial award plus statutory interest. The restricted cash was released to us in the second quarter of 2012 in connection with the settlement.

Our subsidiary, The Primadonna Company, LLC, was party to an arbitration that was filed in 2008 in Las Vegas involving the termination of an employee. The former employee alleged he was terminated without cause and was therefore due amounts pursuant to his employment agreement. On March 10, 2009, the arbitrator awarded the former employee $1.3 million. in compensatory damages, plus statutory interest and attorney’s fees. We appealed the arbitration award to the Clark County District Court which, on April 21, 2010, issued findings of fact, conclusions of law and an order setting aside the award as arbitrary and capricious, and remanded the matter back to arbitration. On November 11, 2011, the arbitrator confirmed the award which, including statutory interest and attorneys fees through the date of arbitration, totaled $1.9 million. We had fully reserved for this amount and entered into a settlement agreement with the former employee, pursuant to which we made a full and final payment totaling $1.8 million in May 2012.

We are party to certain other claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions we filed. We believe that our defenses are substantial in each of these matters and that we can successfully defend our legal position without material adverse effect on our consolidated financial statements.

We are currently building a new travel center in Primm, Nevada. In connection with the construction, we have encountered, on multiple occasions, contaminated soil requiring remediation. Much of the contamination resulted from a gas station operated more than 30 years ago, and from abandoned underground fuel lines. Through December 31, 2012, we have spent approximately $3.2 million on remediation work, and we estimate that such amount could increase to approximately $4 million. The amounts spent on remediation are incremental to our planned expenditures on the project.

On June 25, 2012, the Nevada Tax Commission adopted a regulation requiring gaming companies to pay sales tax on customer complimentary meals and employee meals. The adoption of this regulation stems from a February 15, 2012 Nevada Tax Commission decision concerning another gaming company which states that complimentary meals provided to customers are subject to sales tax at the retail value of the meal and employee meals are subject to sales tax at the cost of the meal. The other gaming company filed in Clark County District Court a petition for judicial review of the Nevada Tax Commission decision. We have accrued the tax since the date of the most recent Nevada Department of Taxation ruling, and will continue to evaluate the situation as the case with the other gaming company progresses.

16.	EMPLOYEE BENEFIT PLANS

We maintain retirement savings plans under Section 401(k) of the Internal Revenue Code for eligible employees. The plans allow employees to defer, within prescribed limits, up to 30% of their income on a pre-tax basis through contributions to the plans. We provide limited matches of a portion of eligible employees’ contributions. For the year ended December 31,

Table of Contents	F - 31	Financial Statement Index

2012, we recorded contribution expense related to our 401(k) plans of $68,000. We did not record contribution expense during 2011 and 2010, because we did not offer any form of match of employees’ contributions during those years.

We self-funded health care benefits, up to a certain stop loss amount, for employees at our Midwest casinos through the year ended December 31, 2008. During the fourth quarter of 2008, we discovered an error in the placement of the stop loss policy that was in effect for 2007. As a result of the error in policy placement, we were subjected to additional exposure for health care claims incurred in 2007. During 2008 and 2009, respectively, we incurred approximately $1.1 million and $0.3 million in excess of stop-loss limits on claims originally incurred in 2007. Since January 1, 2009, we have used a fully-insured plan for health care benefits for our Midwest casino properties. In July 2011, we entered into a settlement agreement with the insurance broker and received $1.6 million as full settlement of the litigation claims related to the policy error. We recorded the settlement as income in the line item Write downs, reserves and recoveries in the accompanying consolidated statement of operations.

17.	SEGMENT INFORMATION

In 2010 and 2011, we had presented the following reportable segments: Northern Nevada, Southern Nevada and Midwest. As discussed in Note 3, we completed the acquisition of the Black Hawk Casinos during 2012, which we present as the new Colorado reportable segment. As a result of the sale of most of our Northern Nevada properties, we evaluated the remaining Northern Nevada property with the Southern Nevada properties for possible aggregation as one segment. During our evaluation, we determined that the remaining Northern Nevada property did not meet any of the thresholds for separate disclosure as an operating segment, and we do not project that it will meet any of the thresholds in the foreseeable future. As a result, we aggregate the remaining Northern Nevada property with our other Nevada properties as they have similar economic characteristics and meet the segment reporting aggregation criteria. The amounts reported for 2011 and 2010 in the following tables have been retrospectively adjusted from the amounts previously reported to give effect to this change in the composition of reportable segments.

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The following table presents the components of net revenue by segment (in thousands):

	Successor		Predecessor
	Year Ended December 31,
	2012	2011	2010
Gross revenue
Nevada	$301,971	$296,903	$289,296
Midwest[1]	140,035	130,709	140,045
Colorado	14,355	—	—
Gross revenue from segments	456,361	427,612	429,341
Corporate other income	—	—	174
Total gross revenue	456,361	427,612	429,515
Promotional allowances
Nevada	(39,386)	(37,742)	(36,354)
Midwest[1]	(12,142)	(11,283)	(12,769)
Colorado	(1,657)	—	—
Total promotional allowances	(53,185)	(49,025)	(49,123)
Net revenue
Nevada	262,585	259,161	252,942
Midwest	127,893	119,426	127,276
Colorado	12,698	—	—
Net revenue from segments	403,176	378,587	380,218
Corporate other income	—	—	174
Total net revenue	$403,176	$378,587	$380,392

1.
We revised the gross revenue amounts for the years ended December 31, 2011 and 2010 to correct errors totaling $5.4 million and $5.8 million, respectively. After the correction, gross revenue for 2011 and 2010 is consistent with the 2012 presentation. See Note 19 in the Notes to Consolidated Financial Statements for further information.

Table of Contents	F - 33	Financial Statement Index

We use segment earnings before interest expense, income tax, depreciation, amortization, loss on impairment of assets, and restructuring and reorganization costs ("Segment EBITDA") as a measure of profit and loss to manage the operational performance of our segments. In the following table, we present revenue by segment and Segment EBITDA by segment, then we reconcile Segment EBITDA to income from continuing operations before income tax (in thousands):

	Successor		Predecessor
	Year Ended December 31,
	2012	2011	2010
Segment EBITDA
Nevada	$32,784	$31,812	$33,086
Midwest	40,898	40,463	39,300
Colorado	7,718	—	—
Total segment EBITDA	81,400	72,275	72,386
Corporate and other expense	(10,651)	(10,521)	(11,762)
Depreciation and amortization
Nevada	14,150	14,100	24,036
Midwest	6,663	6,542	8,103
Colorado	2,042	—	—
Corporate and other	411	527	155
Total depreciation and amortization	23,266	21,169	32,294
Share-based compensation	2,075	1,680	—
Corporate write-downs, reserves and recoveries	(707)	(3,129)	—
Pre-opening expense	421	—	—
Operating income from continuing operations	45,694	42,034	28,330
Other income (expense)
Interest expense, net	(29,731)	(28,364)	55
Reorganization costs	—	—	(6,797)
Fresh-start adjustments	—	—	(160,316)
Reorganization of debt	—	—	633,659
Impairment charges	—	—	(75,746)
Loss on extinguishment (or modification) of debt	(8,842)	—	—
Other costs	—	(1,576)	—
Total other income (expense), net	(38,573)	(29,940)	390,855
Income (loss) from continuing operations before income tax	$7,121	$12,094	$419,185

Table of Contents	F - 34	Financial Statement Index

The following table presents total assets by reportable segment (in thousands):

	December 31,
	2012	2011
Total assets by reportable segment
Nevada	$228,980	$231,687
Midwest	212,868	220,496
Colorado	78,455	—
Reportable segment total assets	520,303	452,183
Corporate and other	131,619	151,557
Total assets	$651,922	$603,740

Total assets in the Corporate and other line consist primarily of cash at the corporate entity and held-for-sale assets.

The following table presents capital expenditures by reportable segment (in thousands):

	Successor		Predecessor
	Year Ended December 31,
	2012	2011	2010
Capital expenditures by reportable segment
Nevada	$14,043	$20,157	$15,886
Midwest	11,731	11,136	5,518
Colorado	1,565	—	—
Reportable segment capital expenditures	27,339	31,293	21,404
Corporate	2,867	1,520	—
Total capital expenditures	$30,206	$32,813	$21,404

Table of Contents	F - 35	Financial Statement Index

18.	SELECTED QUARTERLY FINANCIAL INFORMATION

UNAUDITED
(in thousands)

Year Ended	Mar 31	Jun 30	Sep 30	Dec 31	Total
December 31, 2012
Net revenue	$101,705	$103,045	$100,710	$97,716	$403,176
Operating income	14,423	13,152	10,075	8,044	45,694
Income (loss) from continuing operations	4,614	(2,089)	1,646	463	4,634
December 31, 2011
Net revenue	$96,062	$100,074	$89,014	$93,437	$378,587
Operating income	11,289	10,468	7,136	13,141	42,034
Income (loss) from continuing operations	2,521	(575)	(2,276)	8,202	7,872

19.	REVISION OF PRIOR FINANCIAL STATEMENTS

We have revised certain amounts in the accompanying consolidated financial statements for the years ended December 31, 2011 and 2010 from the amounts previously reported in our 2011 Annual Report on Form 10-K for the following:

•
We corrected the classification of certain patron incentives that we had previously reported as promotional allowances rather than as a direct reduction to casino revenue. The correction reduced previously reported casino revenue by $5.4 million in 2011 and $5.8 million in 2010, and it reduced previously reported promotional allowances by an equal amount in the respective years. The errors did not affect previously reported net revenues, operating income or cash flows for any period. We assessed the materiality of the errors and concluded that the errors were not material to any of our previously issued financial statements, and we have revised all affected periods.

•	As discussed in Note 3, we have retrospectively adjusted prior period amounts to report the operations of properties sold, or under contract to be sold, as discontinued operations.

•	We have reclassified certain management fees which we were recording in other revenue in corporate into corporate expense, consistent with our presentation of other management fees.

Table of Contents	F - 36	Financial Statement Index

To disclose the impact on previously reported amounts of the revisions described above, the following table presents our revenues as originally reported in our Annual Report on Form 10-K for 2011, and as revised (in thousands):

			Reclassifications
	As Previously Reported	Error Correction	For Discontinued Operations	For Management Fees	As Restated and Reclassified
Year ended December 31, 2011 (Successor)
Casino	$297,518	$(5,364)	$(26,344)	$—	$265,810
Food and beverage	49,136	—	(7,426)	—	41,710
Lodging	33,042	—	(7,820)	—	25,222
Fuel and retail	91,684	—	(15,443)	—	76,241
Other	20,152	—	(890)	(633)	18,629
Total revenue	491,532	(5,364)	(57,923)	(633)	427,612
Promotional allowances	(59,632)	5,364	5,243	—	(49,025)
Net revenue	$431,900	$—	$(52,680)	$(633)	$378,587
Year ended December 31, 2010 (Predecessor)
Casino	$308,410	$(5,798)	$(25,775)	$—	$276,837
Food and beverage	51,344	—	(7,611)	—	43,733
Lodging	31,778	—	(8,190)	—	23,588
Fuel and retail	80,838	—	(15,008)	—	65,830
Other	20,269	—	(742)	—	19,527
Total revenue	492,639	(5,798)	(57,326)	—	429,515
Promotional allowances	(60,766)	5,798	5,845	—	(49,123)
Net revenue	$431,873	$—	$(51,481)	$—	$380,392

We also reclassified lease acquisition costs from its own line item to the Other assets, net line item as the amount was no longer material.

20.	SUBSEQUENT EVENTS

On February 1, 2013, we closed the sale contemplated by the Truckee Disposition. See Note 3 for more details.

21.	CONDENSED CONSOLIDATED GUARANTOR DATA

On May 9, 2012, Affinity Gaming and our wholly-owned subsidiary, Affinity Gaming Finance Corp., as co-issuers (together, the “Issuers”), completed the offering and sale of $200.0 million aggregate principal amount of 9% Senior Notes due in 2018 in a private placement pursuant to an indenture, dated May 9, 2012 ("2018 Notes Indenture"), among the Issuers, the guarantors named therein, U.S. Bank, National Association as trustee, and Deutsche Bank Trust Company Americas as paying agent, registrar, transfer agent and authenticating agent. We used the net proceeds from the sale of the 2018 Notes, together with borrowings under the Senior Secured Credit Facility, to terminate and repay in full all outstanding indebtedness under the existing Senior Secured Loans, plus related fees and expense.

All of our current and future domestic subsidiaries that guarantee the Senior Secured Credit Facility also fully and unconditionally guarantee our payment obligations under the 2018 Notes on a senior unsecured basis. All of the guarantees are joint and several, and all of the guarantor subsidiaries are wholly-owned by us.

We prepared and are presenting the condensed consolidating financial statements in this footnote in accordance with Rule 3-10 of SEC Regulation S-X, and using the same accounting policies as we did to prepare the financial information located elsewhere in our consolidated financial statements and related footnotes. In 2012, we formed Affinity Gaming Finance Corp. (“AG Finance”), which is a co-issuer of the 2018 Notes. Though we present AG Finance as a co-issuer in the accompanying 2012 condensed consolidated guarantor data, we present our indebtedness as an obligation of Affinity Gaming only.

Table of Contents	F - 38	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidating Balance Sheet (Successor)
December 31, 2012
(000s)

	Affinity Gaming (Co-Issuer)	AG Finance (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
ASSETS
Cash and cash equivalents	$89,063	$—	$37,810	$—	$—	$126,873
Restricted cash	469	—	139	—	—	608
Accounts receivable, net	775	—	4,334	—	—	5,109
Prepaid expense	1,060	—	7,508	—	—	8,568
Inventory	—	—	2,835	—	—	2,835
Deferred income tax asset	904	—	2,220	—	—	3,124
Total current assets	92,271	—	54,846	—	—	147,117
Property and equipment, net	3,866	—	264,082	—	—	267,948
Intercompany receivables	—	—	27,500	—	(27,500)	—
Investment in subsidiaries	338,535	—	—	—	(338,535)	—
Intercompany notes receivable	193,216	—	—	—	(193,216)	—
Other assets, net	11,820	—	3,131	—	—	14,951
Assets held for sale	—	—	21,443	—	—	21,443
Intangibles	—	—	131,947	—	—	131,947
Goodwill	—	—	68,516	—	—	68,516
Total assets	$639,708	$—	$571,465	$—	$(559,251)	$651,922

LIABILITIES AND OWNERS’ EQUITY
Accounts payable	$2,043	$—	$11,958	$—	$—	$14,001
Intercompany payables	27,500	—	—	—	(27,500)	—
Accrued interest	2,581	—	—	—	—	2,581
Accrued expense	2,802	—	18,295	—	—	21,097
Income tax payable	516	—	—	—	—	516
Intercompany notes payable	—	—	193,216	—	(193,216)	—
Current maturities of long-term debt	7,281	—	—	—	—	7,281
Total current liabilities	42,723	—	223,469	—	(220,716)	45,476
Long-term debt, less current portion	389,435	—	—	—	—	389,435
Other liabilities	283	—	724	—	—	1,007
Liabilities held for sale	—	—	3,552	—	—	3,552
Deferred income tax liability	137	—	5,185	—	—	5,322
Total liabilities	432,578	—	232,930	—	(220,716)	444,792

Common stock	20	—	—	—	—	20
Other equity	207,110	—	338,535	—	(338,535)	207,110
Total owners’ equity	207,130	—	338,535	—	(338,535)	207,130
Total liabilities and owners’ equity	$639,708	$—	$571,465	$—	$(559,251)	$651,922

Table of Contents	F - 39	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidating Balance Sheet (Successor)
December 31, 2011
(000s)

	Affinity Gaming	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
ASSETS
Cash and cash equivalents	$5,065	$40,891	$—	$—	$45,956
Restricted cash	9,105	132	—	—	9,237
Intercompany receivables	19,132	—	—	(19,132)	—
Receivable, St Jo flood	—	4,068	—	—	4,068
Accounts receivable, net	429	3,233	—	—	3,662
Deferred income tax asset	1,410	—	—	(1,410)	—
Prepaid expense	644	7,264	—	—	7,908
Inventory	—	2,854	—	—	2,854
Total current assets	35,785	58,442	—	(20,542)	73,685
Property and equipment, net	1,978	216,616	—	—	218,594
Investment in subsidiaries	329,596	—	—	(329,596)	—
Intercompany notes receivable	193,216	—	—	(193,216)	—
Other assets, net	4,304	3,293	—	—	7,597
Assets held for sale	—	38,854	91,179	—	130,033
Deferred income tax asset	1,818	—	242	(2,060)	—
Intangibles	—	125,544	—	—	125,544
Goodwill	—	48,287	—	—	48,287
Total assets	$566,697	$491,036	$91,421	$(545,414)	$603,740

LIABILITIES AND OWNERS’ EQUITY
Accounts payable	$2,278	$9,670	$—	$—	$11,948
Intercompany payables	—	19,132	—	(19,132)	—
Accrued interest	97	—	—	—	97
Accrued expense	9,286	14,433	—	—	23,719
Income tax payable	66	—	118	—	184
Deferred income tax liability	—	2,021	124	(1,410)	735
Intercompany notes payable	—	193,216	—	(193,216)	—
Current maturities of long-term debt	1,325	—	—	—	1,325
Total current liabilities	13,052	238,472	242	(213,758)	38,008
Long-term debt, less current portion	347,075	—	—	—	347,075
Other liabilities	335	679	—	—	1,014
Liabilities held for sale	—	3,756	4,888	—	8,644
Deferred income tax liability	—	4,824	—	(2,060)	2,764
Total liabilities	360,462	247,731	5,130	(215,818)	397,505

Other equity	206,235	243,305	86,291	(329,596)	206,235
Total owners’ equity	206,235	243,305	86,291	(329,596)	206,235
Total liabilities and owners’ equity	$566,697	$491,036	$91,421	$(545,414)	$603,740

Table of Contents	F - 40	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidating Statement of Operations (Successor)
Year ended December 31, 2012
(000s)

	Affinity Gaming (Co-Issuer)	AG Finance (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
REVENUE
Casino	$—	$—	$285,169	$—	$—	$285,169
Food and beverage	—	—	45,784	—	—	45,784
Lodging	—	—	29,227	—	—	29,227
Fuel and retail	—	—	74,971	—	—	74,971
Other	—	—	21,210	—	—	21,210
Total revenue	—	—	456,361	—	—	456,361
Promotional allowances	—	—	(53,185)	—	—	(53,185)
Net revenue	—	—	403,176	—	—	403,176
EXPENSE
Casino	—	—	110,267	—	—	110,267
Food and beverage	—	—	46,395	—	—	46,395
Lodging	—	—	18,006	—	—	18,006
Fuel and retail	—	—	64,707	—	—	64,707
Other	—	—	9,649	—	—	9,649
General and administrative	—	—	72,830	—	—	72,830
Corporate	12,726	—	—	—	—	12,726
Depreciation and amortization	411	—	22,855	—	—	23,266
Pre-opening expense	421	—	—	—	—	421
Write downs, reserves and recoveries	(707)	—	(78)	—	—	(785)
Total expense	12,851	—	344,631	—	—	357,482
Operating income (loss) from continuing operations	(12,851)	—	58,545	—	—	45,694
Other income (expense)
Interest expense, net	(32,753)	—	—	—	3,022	(29,731)
Intercompany interest income	29,848	—	—	—	(29,848)	—
Intercompany interest expense	—	—	(29,848)	—	29,848	—
Loss on extinguishment (or modification) of debt	(8,842)	—	—	—	—	(8,842)
Income from equity investments in subsidiaries	15,884	—	—	—	(15,884)	—
Total other income (expense), net	4,137	—	(29,848)	—	(12,862)	(38,573)
Income (loss) from continuing operations before income tax	(8,714)	—	28,697	—	(12,862)	7,121
Benefit from (provision for) income taxes	7,534	—	(10,021)	—	—	(2,487)
Income (loss) from continuing operations	$(1,180)	$—	$18,676	$—	$(12,862)	$4,634

Discontinued operations
Income (loss) from discontinued operations before income tax	—	—	(14,205)	5,120	—	(9,085)
Benefit from (provision for) income taxes	—	—	5,114	(1,843)	—	3,271
Loss from discontinued operations	$—	$—	$(9,091)	$3,277	$—	$(5,814)
Net income (loss)	$(1,180)	$—	$9,585	$3,277	$(12,862)	$(1,180)

Table of Contents	F - 41	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidating Statement of Operations (Successor)
Year ended December 31, 2011
(000s)

	Affinity Gaming	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
REVENUE
Casino	$—	$265,810	$—	$—	$265,810
Food and beverage	—	41,710	—	—	41,710
Lodging	—	25,222	—	—	25,222
Fuel and retail	—	76,241	—	—	76,241
Other	—	18,629	—	—	18,629
Total revenue	—	427,612	—	—	427,612
Promotional allowances	—	(49,025)	—	—	(49,025)
Net revenue	—	378,587	—	—	378,587
EXPENSE
Casino	—	101,399	—	—	101,399
Food and beverage	—	41,806	—	—	41,806
Lodging	—	17,518	—	—	17,518
Fuel and retail	—	67,291	—	—	67,291
Other	—	12,546	—	—	12,546
General and administrative	—	69,011	—	—	69,011
Corporate	12,201	—	—	—	12,201
Depreciation and amortization	527	20,642	—	—	21,169
Write downs, reserves and recoveries	(3,129)	(3,259)	—	—	(6,388)
Total expense	9,599	326,954	—	—	336,553
Operating income (loss) from continuing operations	(9,599)	51,633	—	—	42,034
Other income (expense)
Interest expense, net	(35,591)	—	—	7,227	(28,364)
Intercompany interest income	28,398	—	—	(28,398)	—
Intercompany interest expense	—	(28,398)	—	28,398	—
Other costs	(1,576)	—	—	—	(1,576)
Income from equity investments in subsidiaries	21,001	—	—	(21,001)	—
Total other income (expense), net	12,232	(28,398)	—	(13,774)	(29,940)
Income from continuing operations before income tax	2,633	23,235	—	(13,774)	12,094
Benefit from (provision for) income taxes	3,889	(8,111)	—	—	(4,222)
Income from continuing operations	$6,522	$15,124	$—	$(13,774)	$7,872

Discontinued operations
Loss from discontinued operations before tax	—	(456)	(1,421)	—	(1,877)
Benefit for income taxes	—	128	399	—	527
Loss from discontinued operations	$—	$(328)	$(1,022)	$—	$(1,350)
Net income (loss)	$6,522	$14,796	$(1,022)	$(13,774)	$6,522

Table of Contents	F - 42	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidating Statement of Operations
Year ended December 31, 2010 (Predecessor)
(000s)

	Affinity Gaming	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
REVENUE
Casino	$—	$276,837	$—	$—	$276,837
Food and beverage	—	43,733	—	—	43,733
Lodging	—	23,588	—	—	23,588
Fuel and retail	—	65,830	—	—	65,830
Other	—	19,527	—	—	19,527
Total revenue	—	429,515	—	—	429,515
Promotional allowances:	—	(49,123)	—	—	(49,123)
Net revenue	—	380,392	—	—	380,392
EXPENSE
Casino	—	103,697	—	—	103,697
Food and beverage	—	43,278	—	—	43,278
Lodging	—	17,199	—	—	17,199
Fuel and retail	—	56,952	—	—	56,952
Other	—	14,188	—	—	14,188
General and administrative	—	72,518	—	—	72,518
Corporate	11,936	—	—	—	11,936
Depreciation and amortization	—	32,294	—	—	32,294
Total expense	11,936	340,126	—	—	352,062
Operating income (loss) from continuing operations	(11,936)	40,266	—	—	28,330
Other income (expense)
Interest expense, net of capitalized interest	43	12	—	—	55
Reorganization costs	(6,797)	—	—	—	(6,797)
Fresh-start adjustments	—	(160,316)	—	—	(160,316)
Reorganization of debt	633,659	—	—	—	633,659
Impairment charges	—	(75,746)	—	—	(75,746)
Loss from equity investments in subsidiaries	(226,724)	—	—	226,724	—
Total other expense, net	400,181	(236,050)	—	226,724	390,855
Income (loss) from continuing operations before income tax	388,245	(195,784)	—	226,724	419,185
Provision for income taxes	—	—	—	—	—
Income (loss) from continuing operations	$388,245	$(195,784)	$—	$226,724	$419,185

Discontinued operations
Income (loss) from discontinued operations before tax	—	(33,451)	2,511	—	(30,940)
Provision for income taxes	—	—	—	—	—
Income (loss) from discontinued operations	$—	$(33,451)	$2,511	$—	$(30,940)
Net income (loss)	$388,245	$(229,235)	$2,511	$226,724	$388,245

Table of Contents	F - 43	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Successor)
Year ended December 31, 2012
(000s)

	Affinity Gaming (Co-Issuer)	AG Finance (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
Net cash provided by operating activities	$(22,686)	$—	$61,184	$23,892	$—	$62,390

Cash flows from investing activities:
Restricted cash	8,636	—	(7)	—	—	8,629
Cash paid for business acquisition	(4,305)	—	—	—	—	(4,305)
Insurance proceeds St Jo flood	—	—	3,045	—	—	3,045
Proceeds from sale of property and equipment	—	—	66	—	—	66
Purchases of property and equipment	(2,723)	—	(23,702)	—	—	(26,425)
Net cash provided by (used in) investing activities	$1,608	$—	$(20,598)	$—	$—	$(18,990)

Cash flows from financing activities:
Change in intercompany accounts	67,559	—	(43,667)	(23,892)	—	—
Payments on long-term debt	(349,900)	—	—	—	—	(349,900)
Proceeds from long-term debt	398,000	—	—	—	—	398,000
Loan origination fees	(10,583)	—	—	—	—	(10,583)
Net cash provided by financing activities	$105,076	$—	$(43,667)	$(23,892)	$—	$37,517

Net increase (decrease) in cash and cash equivalents	83,998	—	(3,081)	—	—	80,917

Cash and cash equivalents
Beginning of year	5,065	—	40,891	—	—	45,956
End of year	$89,063	$—	$37,810	$—	$—	$126,873

Table of Contents	F - 44	Financial Statement Index

Affinity Gaming and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Successor)
Year ended December 31, 2011
(000s)

	Affinity Gaming	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
Net cash provided by (used in) operating activities	$(22,745)	$43,292	$—	$—	$20,547

Cash flows from investing activities:
Restricted cash	(1,500)	—	—	—	(1,500)
Proceeds from sale of property and equipment	925	153	—	—	1,078
Purchases of property and equipment	(1,502)	(29,226)	—	—	(30,728)
Net cash used in investing activities	$(2,077)	$(29,073)	$—	$—	$(31,150)

Cash flows from financing activities:
Change in intercompany accounts	12,164	(12,164)	—	—	—
Payment on long-term debt	(1,600)	—	—	—	(1,600)
Loan origination fees	(1,622)	—	—	—	(1,622)
Net cash used in financing activities	$8,942	$(12,164)	$—	$—	$(3,222)

Net increase (decrease) in cash and cash equivalents	(15,880)	2,055	—	—	(13,825)

Cash and cash equivalents
Beginning of year	20,945	38,836	—	—	59,781
End of year	$5,065	$40,891	$—	$—	$45,956

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Affinity Gaming and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Predecessor)
Year ended December 31, 2010
(000s)

	Affinity Gaming	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Total
Net cash provided by (used in) operating activities	$(22,846)	$72,957	$—	$—	$50,111

Cash flows from investing activities:
Collection on notes and loans receivable	33	—	—	—	33
Restricted cash	(7,421)	345	—	—	(7,076)
Proceeds from sale of property and equipment	—	40	—	—	40
Purchases of property and equipment	—	(21,153)	—	—	(21,153)
Net cash provided by (used in) investing activities	$(7,388)	$(20,768)	$—	$—	$(28,156)

Cash flows from financing activities:
Change in intercompany accounts	57,018	(57,018)	—	—	—
Reorganization items	(38,258)	—	—	—	(38,258)
Net cash provided by (used in) financing activities	$18,760	$(57,018)	$—	$—	$(38,258)

Net increase (decrease) in cash and cash equivalents	(11,474)	(4,829)	—	—	(16,303)

Cash and cash equivalents
Beginning of year	32,419	43,665	—	—	76,084
End of year	$20,945	$38,836	$—	$—	$59,781

Table of Contents	F - 46	Financial Statement Index